EXHIBIT 99.2

May 2003                                                    www.ies-co.com

INTEGRATED ELECTRICAL SERVICES
(NYSE: IES)

COMPANY & INVESTMENT PROFILE
--------------------------------------------------------------------------------

     KEY INVESTMENT POINTS

o IES is the largest provider of electrical contracting services in the U.S., with approximately 150 locations across the country. Its size, diverse customer base and breadth of services give the Company significant advantages in the marketplace and cushion it from swings in the economy.

o The Company's size also allows it to provide nationwide service to larger customers such as Wal-Mart, Marriott, Intel, 3M, and Pulte Homes.

o In 2004, sectors where IES has significant strength and tends to have higher profitability margins such as manufacturing facilities, hotels, office buildings and retail centers are expected to have significant construction growth.

o Management's Back to Basics and One Company. One Plan. initiatives have boosted backlog, lowered costs and increased cash flow.

o IES continues to show steady improvement, with the operating income margin improving from 2% in Q1 2002 to 6% in Q4 2002. Operating income margin in Q2 2003 was 20 basis points higher than Q2 2002.

o IES generated record cash flow from operations of $53.4 million in fiscal 2002 and through March 31, 2003 has generated $18.8 million. A portion of the cash is being used to pay down debt and execute a 2 million share common stock repurchase program, which is over 50% complete with 1.1 million shares repurchased at 3/31/03.

o IES' executive incentive plan, while discretionary, is aligned with shareholder expectations and is structured such that executives may receive up to a target bonus when IES achieves certain levels of profitability.

o IES maintains strong corporate governance policies, including split CEO and Chairman positions and a seven-person board with four outside directors.


     (Amounts in Millions, except per share data)

     Price (5/19/03)                                     $  6.20
     52 Wk. High/Low                               $6.49 - $3.10
     Total Shares (as of 4/29/03)                           38.8
     Equity Market Cap                                   $   241
     Average Daily Volume                                 72,000
     Cash (as of 3/31/03)                                $    26
     Total Debt (as of 3/31/03)                          $   249
     Total Enterprise Value (TEV)*                       $   464
     Institutional Ownership ( as of 03/31/03)                50%
     Inside Ownership                                         26%
                                                    -------------
     2003 EPS Guidance                              $0.53 - $0.60
     2003 P/E Multiple                              11.7x - 10.3x
     Price / Sales Multiple                                 0.2x
     Price / Book Value Per Share                           0.9x
     Book Value Per Share                                $  6.66

     Total Enterprise Value = Equity Market Cap. + Debt - Cash


                        IES has outperformed the S&P 500
                               [GRAPHIC OMITTED]

                     SUMMARY INCOME STATEMENT
  ---------------------------------------------------------------

                                     FYE - September 30,
                           --------------------------------------
                             2001          2002           2003E**

  Revenue                  $1,693        $1,475            $1,475
  Cost of Services          1,385         1,253                 -
                           ------        ------    --------------
  Gross Profit                308           222                 -
  SG&A                        214           174                 -
  Restruct. Charge              -             6                 -
  Goodwill Amort.              13             -                 -
                           ------        ------    --------------
  Operating Income             81            42                 -
  Interest Expense            (26)          (27)                -
  Other, net                    -             1                 -
                           ------        ------    --------------
  Pretax Income                55            16                 -
  Taxes                        26             6                 -
  Cumulative effect of
    Accounting Change           -           283                 -
                           ------        ------    --------------
  Net Income                 $ 29         $(273)                -
                           ======        ======    ==============
  Net Income before
    Accounting Change       $  29         $  10                 -
  Diluted EPS               $0.70        $(6.86)    $0.53 - $0.60
  Change in Accounting
    Principle                   -         (7.11)                -
  Operating EPS*            $0.71         $0.25     $0.53 - $0.60
  Diluted Shares             40.9          39.8                 -

*    Before cumulative effect of change in accounting principle, net of tax.
**   2003 Company Guidance.




                                   KEY MARGINS
               ------------------------------------------------------

                                                  FYE - September 30,
                                               ----------------------
                                                2001             2002
                                                ----             ----

               Gross Margin                    18.2%            15.0%
               SG&A as % Revenues              12.6%            11.8%
               Operating Margin                 4.8%             2.8%
               Pretax Margin                    3.2%             1.1%
               Net Margin                       1.7%             0.7%
               Return on Equity                 5.5%             5.1%
               Return on Assets                 2.8%             2.3%

               WACC (Weighted Average Cost of Capital)       10% - 12%







                                2001         2002            2003*
                               -----------------------------------
     52 Wk High                $10.00       $6.50            $6.49
     52 Wk Low                  $4.90       $3.07            $4.50
     TEV/Op. Income High         7.9x        7.0x
     TEV/Op Income Low           3.3x        5.7x
     P/E High                   10.5x       13.0x      12.3x-10.8x
     P/E Low                     5.2x        6.1x        8.5x-7.5x

     *    Share prices in 2003 are YTD and EPS is the corporate guidance range.





                            SUMMARY BALANCE SHEET AND RATIOS
       ---------------------------------------------------------------------
                                                     FYE - September 30,
                                             -------------------------------
                                              2001        2002       Q2 2003
       Assets                                -------     -------     -------
          Current Assets                     $  453      $  438      $  431
          Total Assets                       $1,034      $  722      $  712
       Liabilities and Equity
          Current Liabilities                $  216      $  194      $  194
          Total Debt                         $  286      $  249      $  249
          Stockholders' Equity               $  529      $  254      $  259
       Working Capital % of Revenue             5.5%       13.9%       17.4%
       Capital Expenditures as % Revenue        1.5%        0.8%        0.8%


                                BACKLOG GROWTH*

                                   (BAR CHART)

                              (Dollars in Millions)

                           1999                    $644
                           2000                    $726
                           2001                    $789
                           2002                    $801
                           Q2 2003                 $798


               * Excludes divestitures and is work which the Company has signed contracts for, but has not yet completed.




                         IES 12 MONTH STOCK PERFORMANCE

                               (PERFORMANCE GRAPH)

Table of Contents
--------------------------------------------------------------------------------


          Key Investment Points ..................................   1
          Summary Financial Data .................................   2
          Summary ................................................   5
          Three-Phase Strategic Plan .............................   7
          Recent Financial Results and Guidance ..................  14
          Company Overview .......................................  17
          Organizational Systems, Processes and
          Controls ...............................................  25
          IES Management Team ....................................  29
          Corporate Governance ...................................  31
          Industry Overview ......................................  32
          Outlook and Valuation ..................................  39
          Income Statement .......................................  44
          Balance Sheet ..........................................  45
          Statement of Cash Flows ................................  46

          Appendix
          --------
          Construction Accounting Primer .........................  47

Disclosure Statement
--------------------------------------------------------------------------------

This report was prepared by Integrated Electrical Service, Inc. ("IES" or the "Company"). The opinions shared in this document are the beliefs of management at the time of printing.

This document includes certain statements, including statements relating to the Company's expectations of future operating results that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition to historical information, this document contains forward-looking statements made by the management of IES. Such statements are typically identified by terms expressing future expectation or goals. These forward-looking statements, although made in good faith, include assumptions, expectations, predictions, intentions or beliefs about future events and are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such differences include, but are not limited to, inherent uncertainties relating to estimating future results, fluctuations in operating results because of down-turns in levels or types of construction, incorrect estimates used in entering fixed-price contracts, difficulty in managing operations in existing, geographically-diverse operations, the high level of competition in the construction industry, the impact of variations in interest rates, general level of the economy, changes in the level of competition in the electrical industry, changes in the costs of labor, changes in the cost or availability of bonds required for certain types of projects, inability to find sufficient numbers of trained employees, inability to successfully achieve or maintain planned business objectives, inaccurate estimates used in percentage of completion calculations, the unknown effect of U.S. involvement in armed conflict, and seasonal variation in the ability to perform work. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinion only as the date hereof. We take no obligation to revise or publicly release the results of any revision of these forward-looking statements. If any revisions are made to this document, the revisions will necessarily be delayed from the occurrence of the event or receipt of the information upon which the revision will be based. Readers should carefully review the cautionary statement described in this and other documents we file from time to time with the Securities and Exchange Commission, including annual reports on Form 10-K.

IES cautions readers that the following important factors as well as others, in some cases have affected, and in the future could affect, IES' actual results and could cause IES' results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of IES.

Maintaining or achieving growth from operations is dependent primarily on achieving anticipated level of earnings before depreciation, amortization, and other non-cash charges, controlling expenditures to budgeted levels, collecting accounts receivable, and maintaining costs at current or lower levels.

In addition to the factors addressed above, financial performance may be affected by many other important factors including the following: the ability of IES to attract and retain key personnel; the amount and rate of growth in IES' general and administrative expenses; the ability of IES to stay within the limits of the credit ratios set out in its debt covenants; changes in inflation or other general economic conditions affecting the domestic construction and electrical contracting industry; unanticipated legal proceedings and unanticipated outcomes of legal proceedings; changes in accounting policies and practices required by generally accepted accounting principles, the Securities and Exchange Commission and other regulatory bodies.

Summary
--------------------------------------------------------------------------------

Integrated Electrical Services ("IES" or the "Company") is the largest single source provider of electrical contracting services in the United States. It provides a broad range of services including designing, building, maintaining and servicing electrical systems including data communications for commercial, industrial and residential customers. The Company is headquartered in Houston, Texas.

Since the Company's inception in 1997, it has developed a national footprint of approximately 150 locations currently serving the continental 48 states with concentration in the Sunbelt. At the time of its IPO in January 1998, the Company had run-rate revenues of approximately $313 million. Since that time, IES has grown rapidly through acquisitions and internal growth. From 1997 to 2002, revenues increased at a compounded annual growth rate of approximately 47%. Included in that growth was approximately 8% organic or "same store sales" growth compared to an industry growth rate of 5%, according to F.W. Dodge, during the same period.


EXHIBIT 1
IES HAS A NATIONWIDE PRESENCE

                 IES OPERATES IN 150 LOCATIONS ACROSS THE U.S.

                                   (U.S. MAP)


IES' business includes providing system design, installation, maintenance and service to general contractors, developers and companies of all sizes. IES has two business segments, Commercial/Industrial and Residential. In 2002, 81% of revenues were from Commercial/Industrial and 19% of revenues were from Residential. IES' service and maintenance work is done within the Commercial/Industrial segment and accounted for 10% of IES' Commercial/Industrial revenues.

Shortly after being named CEO in October 2001, H. Roddy Allen led the implementation of a three-phase strategic plan to strengthen the Company during the recent reduction in construction spending, further integrate the Company and focus on future growth. The first phase of the strategy, Back to Basics, is largely in place and is an ongoing process. Phase II, One Company. One Plan. is underway, and focuses on the integration of the Company. Phase III, Continued Growth, will seek to grow the Company via internal and acquisition-driven growth.

As part of Phase III, IES will consider compelling acquisition opportunities. In February 2003, IES acquired substantially all the assets of Encompass Electrical Technologies - Rocky Mountains, Inc. (formerly known as Riviera Electric), a provider of electrical contracting services based in Denver, Colorado, with locations throughout the state of Colorado. The assets acquired by IES generated revenues of $84 million for the calendar year ended December 31, 2002. The purchase price was $2.7 million net of cash acquired plus the assumption of certain liabilities.

Three-Phase Strategic Plan

The strategic plan is a multi-year three-phase plan with Phase I actions to build backlog, control costs, and generate strong cash flow; Phase II actions to integrate IES' subsidiaries; and finally Phase III to focus on continued growth. The three phases of the plan are detailed in Exhibit 2 below:

EXHIBIT 2
A WELL-DEFINED AND SUCCESSFUL STRATEGY

-----------------------------------------------------------------------------------------
        Phase I                      Phase II                      Phase III
-----------------------------------------------------------------------------------------
  BACK TO THE BASICS           ONE COMPANY. ONE PLAN.            CONTINUED GROWTH

 -  Build Backlog              -  Regional Structure         -  Organic Growth
 -  Control Costs              -  Financial Reporting and    -  Greenfield Growth
 -  Focus on Cash Flow            Planning                   -  Strategic Acquisitions
                               -  Employees                  -  Continue Back to Basics
                               -  Safety                     -  Continue One Company. One
                               -  Procurement                   Plan.
                               -  Customers
                               -  Continue Back to Basics

                           ----- REENGINEER BALANCE SHEET -----

Status: In Place and Ongoing      Status: 2/3 Complete            Status: Early Stages
-----------------------------------------------------------------------------------------


PHASE I - BACK TO BASICS

Results to date of Phase I have been strong, as demonstrated by the Company's results in fiscal 2002, when cash flow from operations reached record levels and profitability improved consistently throughout the year, as shown in Exhibit 3 below.


EXHIBIT 3
IMPROVED PERFORMANCE

OPERATING INCOME MARGIN IN 2002 IMPROVED IN EACH QUARTER THROUGHOUT THE YEAR.


(Dollars in Millions)           1Q02      2Q02       3Q02      4Q02      2002
--------------------------------------------------------------------------------
Revenues                      $375.2    $356.5     $374.8    $368.9  |$1,475.4
Operating Income Before                                              |
  One-Time Charges*              7.5      11.3       18.6      22.0  |    59.4
GAAP Operating Income            3.5       9.8       18.6      10.1  |    41.8
Diluted EPS Prior to Charges*  $0.02     $0.08      $0.19     $0.22  |   $0.50
                                                                     |
Restructuring Charges         ($0.06)   ($0.03)         -         -  |  ($0.09)
One-Time Charges                   -         -          -     (0.16) |   (0.16)
Diluted EPS                   ($0.04)    $0.05      $0.19     $0.06  |   $0.25
                                                                     |
Gross Margin                   15.3%     15.3%      15.6%      17.1% |   15.8%
Operating Income Margin Before                                       |
  One-Time Charges*             2.0%      3.2%       5.0%       6.0% |    4.0%
GAAP Operating Income Margin    0.9%      2.7%       5.0%       2.7% |    2.8%
Cash flow from Operations      ($2.5)    $12.3      $37.5      $6.1  |   $53.4



* Before one-time charges of $15.2 million ($9.9 million after tax) for reorganizing the business and an increase in accruals for self insurance liabilities.

As the impact of the implementation of Back to Basics was realized throughout fiscal 2002, the Company showed steady and significant improvement in key profitability metrics on a quarterly basis, despite posting its strongest revenues in the first quarter. Operating income margins more than doubled over the four-quarter period while EPS prior to one-time charges increased from $0.02 per share in the first quarter to $0.22 in the fourth quarter.

IES has focused on doing business more efficiently in order to improve profitability in this tighter market. Examples include: the national procurement program which has strengthened IES' relationship with vendors and reduced its overall cost to procure goods; the focus on serving customers on a more national basis allowing for cost savings from repeat projects; and the initiative to reduce overhead costs.

Build Backlog

Backlog is a key indicator of the future revenues of the Company, and building that backlog was a primary element of Back to Basics. IES was able to increase its backlog in 2002 in a market where commercial and industrial construction spending was down 18%, according to statistics from F.W. Dodge. The primary components of backlog are commercial and industrial projects, since most service work (except for long-term service contracts) and most single-family residential projects are not included in backlog due to the short-term nature of the projects. The Company's strong backlog performance serves to highlight the advantages of its size and diverse customer base, and helps it navigate through difficult economic periods.

The table below demonstrates how IES has increased its backlog over the last three years. The Company divested three non-core businesses in 2002, and the backlog associated with these divestitures was removed in each year. At the end of the second quarter of 2003 IES had backlog of $798 million.

EXHIBIT 4
RECORD BACKLOG IN FISCAL 2002 DESPITE WEAK CONSTRUCTION SPENDING

IN 2002 IES' BACKLOG INCREASED BY $12 MILLION, WHILE THE COMMERCIAL AND INDUSTRIAL CONSTRUCTION MARKET WAS DOWN 18%.


                                BACKLOG GROWTH*

                                   (BAR CHART)

                              (Dollars in Millions)

                           1999                    $644
                           2000                    $726
                           2001                    $789
                           2002                    $801
                           Q2 2003                 $798

* Prior years have been restated to exclude divestitures. Backlog includes project work which the Company has a signed contract for, but is not yet complete.

Control Costs

Reigning in costs is a key element of the Back to Basics strategy. Throughout 2002, particular effort was focused on reducing selling, general and administrative ("SG&A") costs. By the fourth quarter, significant progress had been made; that quarter's SG&A was only $41.1 million versus $57.3 million a year earlier. This is a 28% reduction, as summarized in Exhibit 5. IES continues to lower costs in 2003, and in the second quarter selling general and administrative costs were $37.5 million, a $3.6 million reduction over fourth quarter levels and an 8.8% improvement in the overall cost structure of the firm.


EXHIBIT 5
SIGNIFICANTLY LOWER SG&A COSTS

IES REDUCED SG&A EXPENSES BY 28% IN FISCAL 2002.



(Dollars in Millions)                  4Q 2001        4Q 2002
                                      ----------     ----------

Corporate SG&A decreased 59%          $     11.0     $      4.5
Field SG&A decreased 21%                    46.3           36.6
                                      ----------     ----------
Overall SG&A decreased 28%            $     57.3     $     41.1



In conjunction with these cost-saving efforts, IES took a $4.0 million restructuring charge against earnings in the first quarter of 2002 and a $1.6 million charge in the second quarter of 2002, associated primarily with workforce reductions. These charges reduced earnings per share by about $0.09 per share for fiscal 2002. With costs reduced and the Company streamlined, IES is now well positioned to take advantage of future economic growth.

Focus on Cash Flow

Management has been successful in improving free cash flow generation (cash flow from operations less capital expenditures). Cash flow from operations increased from $8.6 million in 2001 to $53.4 million in 2002. Meanwhile IES was able to reduce capital expenditures from $25.8 million in 2001 to $11.9 million in 2002. IES' 2002 free cash flow was an all-time high of $41.5 million, a positive swing of $58.7 million from fiscal 2001's cash flow use ($17.2) million. IES' guidance for free cash flow generation in 2003 is between $30 million and $40 million and in the first six months of fiscal 2003 IES has already generated free cash flow of $13.3 million. IES presents free cash flow because management believes it is a good measure of cash available for shareholders. Exhibit 6 illustrates the free cash flow generation over the past four years and 2003 projected free cash flow.

EXHIBIT 6
RECORD LEVELS OF FREE CASH FLOW IN FISCAL 2002

                                FREE CASH FLOW*
                          -----------------------------
                          1999                    -19.9
                          2000                     14.8
                          2001                    -17.2
                          2002                     41.5
                          2003P             30.0 - 40.0

          *    Cash Flow from Operations less Capital Expenditures.

In addition to the large reduction in SG&A expenses, better management of working capital helped increase cash generation. Days Sales Outstanding ("DSO") in accounts receivable, a measure of capital tied up in financing receivables, was 81 days in the first quarter of 2001. Renewed focus on collecting receivables reduced this figure by 8 days to 73 days in the first quarter of 2002. DSO's fell a further 3 days to 70 by the third quarter, and closed out the year at 73 days at the end of the fourth quarter. The eight-day swing in DSOs represented about $32 million in cash. At the end of the second quarter of 2003, DSOs were 78 days.

The table below illustrates how IES' move from a significant growth phase into an integrated company is positively impacting its capital structure:


EXHIBIT 7
CASH FLOW TRENDS ILLUSTRATE INTEGRATION

IES IMPROVED ITS FREE CASH FLOW GENERATION BY $58.7 MILLION IN FISCAL 2002.



(Dollars in Millions)                1999              2000              2001              2002
                                 ------------      ------------      ------------      ------------
CASH FLOW FROM OPERATIONS        $       (6.3)     $       43.2      $        8.6      $       53.4
CAPITAL EXPENDITURES                    (12.9)            (28.4)            (25.8)            (11.9)
                                 ------------      ------------      ------------      ------------
  FREE CASH FLOW                 $      (19.2)     $       14.8      $      (17.2)     $       41.5

ACQUISITION EXPENDITURES               (106.5)            (33.2)             (0.2)               --
DIVESTITURE PROCEEDS                       --                --                --               7.5
                                 ------------      ------------      ------------      ------------
  CASH FLOW AFTER ACQ/DIVEST     $     (125.7)     $      (18.4)     $      (17.4)     $       49.0

DECREASE (INCREASE) IN DEBT      $     (137.5)     $      (16.0)     $      (44.0)     $       39.1


As shown in the table, negative cash flow from operations and a high level of spending characterized 1999. IES was focused on acquisition growth and spent over $100 million in cash to acquire some 40 electrical contractors with about
$415 million in annualized revenues. In 2000, IES slowed its aggressive acquisition growth goals and focused on integration. Acquisition spending fell to $33 million in cash for 2000 and ceased in 2001. In 2002, with Back to Basics implemented, acquisition spending eliminated and capital expenditures reduced, free cash flow increased sharply. IES also streamlined its business by divesting non-core and/or under performing operations, raising another $7.5 million in cash.

IES EXPECTS TO GENERATE BETWEEN $30 MILLION AND $40 MILLION OF FREE CASH FLOW IN FISCAL 2003.

IES will continue to work diligently to maximize cash flow generation. In addition to focusing on an efficient base business and controlling capital expenditures, IES is proactive in reviewing and implementing tax planning opportunities. As a result of effective tax planning, IES expects to reduce cash taxes paid in 2003 and 2004 and expects this to improve the Company's free cash flow and contributes to IES' expectation to generate between $30 million and $40 million in free cash flow. This is an increase over the original guidance given in December of at least $20 million to $30 million in free cash flow.

FINANCIAL REENGINEERING

Across all three phases of IES' strategic plan, IES is reengineering the Company's capital structure. IES is utilizing its free cash flow to set a solid foundation for the future. The Company reduced debt by $39.1 million in fiscal 2002, and in August of 2002, it began a two million share common stock repurchase program. Through March 31, 2003 IES has repurchased about 1.1 million shares under the program, further confirmation of management's belief that IES is on the right track and positioned to generate significant free cash flow. The Company plans to continue to retire debt over the next two to three years as long as the price of IES' debt remains attractive, and plans to reduce total debt levels to under $200 million from its $249 million level today.

IES had a $150 million credit facility led by JP Morgan that was undrawn. On May 27th, 2003, IES extended its facility for an additional two years from May 2004 to May 2006. At the time of the extension, IES reduced the size of its facility from $150 million to $125 million in keeping with the Company's more conservative capital structure. However, there is an accordiaon feature in the facility such that IES can increase the facility to $150 million. At the time of the extension, the covenant requirements for IES' Debt to EBITDA ratio were changed from 3.50x in June 2003 to 3.75x in June and there after it was changed from 3.25x to 3.75x in September, 3.5x in December and down to 3.25x in June 2004 and thereafter. The EBIT to Interest coverage ratio was changed from 2.50x in June to 2.00x and up to 2.25x in September and then up to 2.50x in March 2004 and thereafter. In addition, the provisions of the extension limit the amount of outstanding debt and capital stock that can be repurchased to the lesser of $70 million or $30 million plus 50% of cumulative net income if there is no outstanding balance on the facility. If there is an outstanding balance on the facility it is the lesser of $50 million or $30 million plus 50% of cumulative net income. Additionally, capital stock purchases are limited to $20 million in aggregate.

IES has not drawn on the current facility since April 2002 and as of March 31st, 2003, IES had $26.1 million in cash on its balance sheet. Current cash levels combined with the lack of current financing needs allowed IES to reduce its facility to $125 million. Reducing the facility saved IES approximately $160,000 at the time of the extension and will save the Company approximately $160,000 each year through 2006 in annual commitment fees for the undrawn portion of the facility.

PHASE II - ONE COMPANY. ONE PLAN.

With Back to Basics in place and its benefits ongoing, management moved to Phase II of its strategic plan, One Company. One Plan. The primary goal of One
Company. One Plan. is to achieve a higher level of integration among the operating units. Even with the divestiture of under-performing subsidiaries and the combination of some subsidiaries, IES can further streamline the organization and recognize significant value from increased integration. The focus of Phase II is instituting a regional structure, implementing a unified financial planning and reporting system, unifying employee programs and incentives, further improving the Company's safety record, generating savings through a centralized procurement program and servicing customers on a more national basis. Early results indicate that the program is on track to be as successful as Back to Basics.

Regional Structure

IES has implemented a regional structure with six Regional Operating Officers reporting directly to the Chief Operating Officer, Rick China and the Chief
Executive Officer, H. Roddy Allen. For 2003, corporate planning was done on a regional basis and incentive plan goals are based on regional targets. This has already created a stronger team environment within each region; the subsidiaries are more frequently sharing customers and jointly executing projects.

Financial Reporting and Planning System

The financial planning and reporting system, Forefront, has been implemented at 70% of the Company's subsidiaries. This system allows IES direct access to detailed subsidiary financials at any time and gives each subsidiary enhanced project management tools. The system has already helped IES to shorten the monthly financial closing process by two to three days.

Employees

IES has established a common healthcare plan throughout the Company. In addition, IES has put in place a common field incentive and bonus plan focused on overall corporate performance, as well as regional performance. IES' executive incentive plan, while discretionary, is structured so that executives and subsidiary leaders may receive up to a target bonus compensation when IES achieves certain levels of profitability.

Safety

IES' focus on safety is generating continuously improving performance. Recordable accidents, a key safety measure, have dropped from 9.72 per 100 employees in fiscal 2000 to 3.04 per 100 employees in the first half of 2003, as shown in Exhibit 8 below. The industry average is approximately eight recordable accidents per 100 employees according to the Bureau of Labor Statistics, so IES has improved to less than half the industry average. In addition to protecting its workers, this should lead to lower insurance costs.

EXHIBIT 8
PHASE II INITIATIVES PRODUCING TANGIBLE RESULTS

IES' RECORDABLE ACCIDENTS ARE LESS THAN HALF THE INDUSTRY AVERAGE.

                              RECORDABLE ACCIDENTS
                              (per 100 employees)

                                   (BAR CHART)

                            2000                       9.72
                            2001                       6.41
                            2002                       4.65
                            2003 YTD                   3.04


                            Source: Company records.


Procurement

The national procurement initiative is generating positive results. At the end of fiscal 2001, IES began forging relationships and alliances with manufacturers, service providers and distributors. The relationships have created more consolidated purchasing on the part of IES and the benefits include improved pricing, volume-based rebates, increased service commitments, funding of IES company-wide in-house procurement tools and partial sponsorship of Company events. As part of this initiative, IES implemented a system that allows the Company to track the majority of the goods and services purchased. In 2001, IES could only track 30% of its procurement spending. Today that percentage is over 70% and IES' goal is to reach over 90% by the end of 2003. In 2002, IES earned $2.1 million in volume based incentives and, as a result of this initiative, has reduced the direct cost of goods and services purchased. IES expects increased benefits from the program during this fiscal year.

Customers

IES is committed to managing relationships with nation-wide customers and providing services to larger customers across the country. IES maintains a customer database so projects across all subsidiaries are tracked and the data is available in one centralized location. This database is particularly important due to IES' unique triangular relationship with its customers. IES typically works for a general contractor; however, the ultimate customer is the end user, such as Walgreen's or 3M. It is key for IES to maintain and foster relationships with both of these groups and it has become a particular focus of the Company.

PHASE III - CONTINUED GROWTH

Phase III will be implemented as market conditions begin to improve. However, IES will consider compelling growth opportunities as they present themselves, as was the case with Riviera Electric in Colorado. With the implementation of Phases I and II, the foundation for effective growth is substantially in place. The Company is more streamlined and efficient and is functioning more as a unified organization than a federation of different entities.

The Company's acquisition and expansion plans will be strategically focused and will occur at a manageable pace, with strategic fit and acquisition quality being the drivers of the process.

In the case of Riviera, the state of Colorado is projected to have 7% compound annual growth in construction spending over the next three years, which is over three times the projected U.S. construction growth level. Previously, IES did not have a strong presence in Colorado. Backlog for work to be completed in the state of Colorado was $7.7 million as of December 31, 2002. Riviera had backlog of $23 million in December of 2002 and at the beginning of calendar 2002, (prior to the bankruptcy filing of the previous owner, Encompass Services), Riviera had backlog of approximately $48 million. IES believes over time it will be able to build that backlog back up since Riviera had not added significant projects since July 2002 as a result of Encompass' financial difficulties.

EXHIBIT 9
GROWTH IN CONSTRUCTION SPENDING IN COLORADO

COLORADO IS EXPECTED TO GROW THREE TIMES AS FAST AS THE OVERALL U.S. CONSTRUCTION MARKET.



                                              Year Ended September 30,
                              ---------------------------------------------------------       '02-'05
(Dollars in Billions)            2002          2003E           2004E           2005E            CAGR
                              ----------     ----------      ----------      ----------      ----------

CONSTRUCTION IN COLORADO      $     11.0     $     11.1      $     12.1      $     13.5
Growth Rate                        -5.5%            0.6%            9.4%           11.5%         7.0%


Source: F.W. Dodge December 2002.
CAGR = Compound Annual Growth Rate.


Riviera  has  locations  in  Denver,   Colorado  Springs,   Loveland,   Boulder,
Silverthorne, Eagle, and Aspen, Colorado and provides electrical contracting services to the commercial, industrial, service and retrofit markets.

In calendar 2002, Riviera had strong financial performance, with revenues of $84 million, and pro forma EBITDA of $7.6 million. Riviera has historically generated gross margins between 19.5% and 21.5% and has been able to keep SG&A as a percentage of revenues between 10.5% and 11.0% for an operating income margin of 8.5% to 10.5%. Given the current condition of Riviera and the depressed backlog levels as a result of the stress Encompass' financial difficulties created, it is unlikely that Riviera will be able to generate comparable returns in 2003. However, IES expects at this time that the transaction will be accretive to earnings in fiscal 2003 and the acquisition will return to its prior performance over time. IES filed a Form 8-K with the SEC on May 12, 2003 which includes the audited financial statements for Riviera Electric.

Recent Financial Results and Guidance
--------------------------------------------------------------------------------

IES REPORTED EARNINGS OF $0.09 PER SHARE, WITHIN THE GUIDANCE RANGE FOR THE SECOND QUARTER OF 2003.

The Second Quarter

The Company posted earnings for the fiscal second quarter ended March 31, 2003 of $0.09 per share versus $0.08 per share a year ago. The $0.08 a year ago is prior to a restructuring charge of $0.03. Results for the quarter were within the previously issued guidance of $0.08 to $0.12 per share. Revenues were $343.1 million versus $356.5 million a year ago. This was a 3.7% decline reflecting $12.2 million of lost revenues on divested or closed subsidiaries that were included in revenues for the second quarter last year, but not during the second quarter this year, and unfavorable weather conditions in the northeast and the south.

Highlights of the second quarter included:

* SG&A as a percentage of revenue fell 130 basis points to 10.9% of revenues from 12.2% one year ago.
*    $187 million of new larger project work was added to backlog.
* Free cash flow generation of $12.6 million. Free cash flow is cash flow from operations less capital expenditures and management believes it is a good measure of cash available for shareholders.
* Through March 31, IES has repurchased 1.1 million shares under its stock repurchase program announced last August.

IES added $187 million of new larger project work, which is defined as projects greater than $300,000, to backlog during the second quarter compared to $155 million added during our first fiscal quarter of 2003 and $108 million added in our second fiscal quarter of 2002. Backlog at the end of the second quarter of 2003 was $798 million compared to $766 million at the end of the first fiscal quarter of 2003 and $783 million at the end of the second fiscal quarter of 2002.



$187 MILLION OF NEW LARGER PROJECT WORK WAS ADDED TO BACKLOG IN Q2 2003.

Review of New Projects in the second quarter:

*    $28 million of manufacturing and heavy industrial projects
* $22 million of high-rise hotel and condominium and mid-rise apartment projects
*    $21 million of work at retail centers
*    $21 million of work at schools and community centers
*    $20 million of work at office buildings
*    $13 million of new healthcare projects
*    $8 million of wastewater treatment facility work

The $28 million increase in manufacturing and heavy industrial projects is a significant increase to that category from 7% of total backlog in the first quarter of fiscal 2003 to 9% of backlog in the second quarter. In addition the $20 million increase in office building projects increases that category from 5% of total backlog in the first quarter of fiscal 2003 to 7% of total backlog in the second quarter.

IES REPORTED EARNINGS OF $0.10 PER SHARE, AT THE TOP OF THE GUIDANCE RANGE FOR THE FIRST QUARTER OF 2003.


The First Quarter

The Company posted earnings for the fiscal first quarter ended December 31, 2002 of $0.10 per share versus $0.02 per share a year ago. The $0.02 a year ago is prior to a charge for adoption of SFAS 142 and a restructuring charge. Results for the quarter were at the top of the previously issued guidance of $0.06-$0.10 per share. Revenues came in at $348.6 million versus $375.2 million a year ago. This was a 7% decline reflecting divestitures of non-core assets in the fourth quarter of 2002, a significant slow down in telecommunications work versus a year ago and continued weakness in the commercial and industrial construction market. See Exhibit 10 below for a detailed breakdown of the decrease in revenues versus the first quarter of 2001. IES continued to have record performance from its residential division, as the residential construction market remains quite robust. IES' residential revenues were $76.9 million for the first quarter of 2003 versus $67.1 million for the period one year ago which is a 14.6% increase.

EXHIBIT 10
Q1 2003 VERSUS Q1 2002 CHANGES IN REVENUES

-----------------------------------------------------------------
(Dollars in Millions)                         Change in Revenues
-----------------------------------------------------------------
Divestitures                                       ($14)
Telecommunications                                 ($10)
Commercial/Industrial                              ($12)
Residential/Other                                   $8
-----------------------------------------------------------------


Highlights of the first quarter included:

* SG&A as a percentage of revenue fell over 200 basis points to 11.1% of revenues from 13.3% one year ago.
*    $155 million of new larger project work was added to backlog.
*    Operating margin increased 170 basis points to 3.7%.
* Free cash flow was positive at $0.7 million in a quarter that normally uses cash. Free cash flow is cash flow from operations less capital expenditures and management believes it is a good measure of cash available for shareholders.

Backlog for the quarter was down to $776 million versus a record $801 million in the fourth fiscal quarter of 2002. This is a typical seasonal decline. The decline in SG&A expense and the generation of free cash flow continues to demonstrate the success of the Company's Back to Basics program. SG&A expense for the quarter was $38.6 million versus $49.8 million a year ago, a decrease of 22.5%.



$155 MILLION OF NEW LARGER PROJECT WORK WAS ADDED TO BACKLOG IN Q1 2003.

Review of New Projects in the first quarter:

*    $33 million of high-rise hotel, condominium and mid-rise apartment projects
*    $24 million of new healthcare projects
*    $20 million of wastewater and water treatment facility work
*    $19 million of work at retail centers
*    $17 million of work at school and community centers
*    $11 million of manufacturing and heavy industrial projects
*    $7 million of work at office buildings

The $20 million increase in wastewater and water treatment facilities is significant and increased that category from 2% of backlog to 4% of backlog.

Fiscal Q3 2003 and Full-Year 2003 Financial Guidance

For the third fiscal quarter, management expects to earn between $0.14 and $0.20 per share. Guidance for the full year fiscal 2003 is unchanged at $0.53 to $0.60 per share with free cash flow (cash flow from operations less capital expenditures) of $30 to $40 million.

EXHIBIT 11
QUARTERLY EPS TRENDS YEAR-TO-DATE


----------------------------------------------------------
                      2001     2002*             2003
----------------------------------------------------------
  Q1 - Dec           $0.17     $0.02            $0.10 A
  Q2 - Mar           $0.20     $0.08            $0.09 A
  Q3 - Jun           $0.26     $0.19      $0.14-$0.20 E
  Q4 - Sep           $0.08     $0.22
                   --------  --------  ---------------
  Full Year          $0.70     $0.50    $0.53 - $0.60 E
----------------------------------------------------------
* Excludes all one-time charges and charges related to a cumulative effect of change in accounting principle.

Company Overview
--------------------------------------------------------------------------------


Founded in 1997 to consolidate the electrical contracting business, IES quickly grew to become the largest provider of electrical services in the industry with revenues of approximately $1.5 billion. IES provides a broad range of electrical services including designing, building and maintaining both low and high voltage electrical systems for commercial, industrial, municipal, utility, and residential customers.

EXHIBIT 12
IES' GEOGRAPHIC DIVERSITY OF BACKLOG - 03/31/03

(PIE CHART)



Southeast              36%
South                  31%
Northwest               3%
Northeast               6%
Mid Atlantic           13%
Midwest                 4%
Southwest               7%



IES' national presence mitigates the region specific economic slowdowns. IES' presence in the southwest and in Florida has been particularly beneficial through this most recent construction decline because these areas were less impacted than some of the other regions of the U.S. Since 1997, much of the Company's revenues have been derived from the fast growing Sunbelt states. These states stand to benefit from expected favorable population movement over the next decade.

A diverse revenue mix- The Company services a wide variety of customers which also cushions it from sector declines. The impact of a slowdown in a particular industry tends to be muted when compared to its smaller, more geographically concentrated competitors. In addition, IES' expertise in a variety of industries allows it to be flexible and to share its expertise across regions. For instance, with the recent increase in healthcare construction spending, one of the Company's subsidiaries, whose specialty is healthcare facilities construction, trained and aided other IES subsidiaries so the Company is able to perform complex healthcare projects across the U.S.

EXHIBIT 13
IES' DIVERSITY OF CLIENTS HAS SERVED IT WELL IN A TOUGH ECONOMIC ENVIRONMENT

                        CURRENT MIX OF BACKLOG - 3/31/03

                                  (BAR CHART)

             Hotels/Condos                                      13%
             Health Care                                        13%
             Utilities                                          12%
             Institutions                                       13%
             Apartments                                          8%
             Airports                                            7%
             Heavy Industry/Manufacturing                        9%
             Other Commercial                                    5%
             Retail                                              5%
             Office Buildings                                    7%
             Highway                                             4%
             Communications                                      2%
             Government                                          1%
             Service                                             1%




Nationwide presence- The Company's nationwide presence and name recognition helps it to compete for larger, national contracts with customers that operate throughout the U.S. This represents a growing market and IES has made significant progress in pursuing these sizable accounts. A few of IES' current national customers include Wal-Mart, Marriott, Nordstrom's, Intel, Starbucks, Ryland Homes and Pulte Homes. Given its size, IES still maintains customer diversity because no single customer accounts for more than 10% of total revenues.

Additionally, IES believes its size and national service offering uniquely positions it as the only single source non-union electrical contracting service provider able to execute projects on a national basis. IES is able to take on very large, and complex projects often with a national scope that would strain the capabilities and resources of most of its competitors.

Strong growth opportunities- The Sunbelt focus, as well as market share gains, and customer satisfaction have helped IES grow organically about 3% faster than the construction industry as a whole over the last several years. Over 50% of business is from repeat customers. Currently, over 70% of the Company's revenues come from sunbelt states. According to F.W. Dodge, in 2003 sunbelt states are projected to have slightly positive growth versus a 2% decline across the entire U.S. In 2004, Sunbelt states are projected to have a 6% growth rate versus 5% for the entire U.S.

Access to Resources - Access to resources is key to success especially in this difficult environment. Many of IES' competitors have reduced access to both bonding capacity and capital, which is constraining their ability to effectively compete and bid on many jobs. As a result of size and track record, IES has more than adequate capacity. This, in conjunction with IES' access to a $125 million credit facility, provides a significant competitive advantage over most of its local competitors. IES is able to bid on larger projects that require bonding and working capital.

Proprietary Systems and Processes - IES has proprietary systems and processes which help the Company bid on projects, manage projects once they have been awarded and maintain and track customer information. In addition, IES has developed and perfected techniques and processes for installation on a variety of different projects including its prefabrication process that have been implemented throughout the organization. Through the consolidation of over 85 entities, IES has taken the best practices and leveraged those systems and processes across the entire organization for best in class practices.

Utilization of Prefabrication Processes - IES' size and 100% merit shop environment has allowed the firm to quickly implement best practices across the Company as it relates to prefabrication. IES has invested in and utilizes prefabrication facilities to pre-assemble electrical components that can later be installed on site. This is safer, more cost effective and more efficient for IES and the customer. IES has prefabrication centers strategically located to service the U.S. for larger scale projects.

Operations Overview

IES has two principal operating segments (1) Commercial/Industrial and (2) Residential. For the year ended September 30, 2002, the Commercial/Industrial segment accounted for approximately 81% of revenues and Residential made up the remainder. Exhibit 14 below illustrates IES' revenue by type of work over the past 5 years and shows the increase in communications work in 2000 and 2001 and then the fall-off as the communications infrastructure was overbuilt. Note that the Commercial/Industrial segment data for segment reporting purposes contains both the communications and the service and maintenance business segments, which had previously been reported separately. Residential revenues increased 11%, while Commercial/Industrial revenues declined in 2002 as a result of the 18% decrease in commercial and industrial construction spending in 2002.

EXHIBIT 14
HISTORICAL REVENUES BY TYPE


                                        REVENUE BY TYPE
                                    (Dollars in Millions)

                            1998     1999        2000         2001       2002     6 Months 2003
---------------------------------------------------------------------------------------------------
Commercial and Industrial   $238     $716      $1,127       $1,120      $1,002        $459
Residential                 $111     $176        $251         $257        $282        $135
Service and Maintenance      $35      $69        $132         $136        $119         $52
Communications                $3      $74        $163         $180         $72         $46


Segment data for the last three fiscal years is detailed on the following page in Exhibit 15.


EXHIBIT 15
OPERATING SEGMENT DATA

-----------------------------------------------------------------------------------------------
(Dollars in Millions)                                     % Chg.                       % Chg.
                               2000          2001        2001/2000       2002        2002/2001
-----------------------------------------------------------------------------------------------
Revenues
Commercial and Industrial    $1,421.4      $1,435.8          1.0%      $1,193.4         -16.9%
Residential                     250.9         257.4          2.6%         282.0           9.6%

Gross Profit
Commercial and Industrial      $244.8        $249.1          1.8%        $159.9         -35.8%
Residential                      55.0          58.5          6.4%          61.7           5.5%

Operating Income
Commercial and Industrial       $89.8         $99.9         11.2%         $36.5         -63.5%
Residential                      29.9          26.1        -12.7%          34.6          32.6%

Gross Profit Margin
Commercial and Industrial       17.2%         17.3%          0.7%         13.4%         -22.8%
Residential                     21.9%         22.7%          3.7%         21.9%          -3.7%

Operating Income Margin
Commercial and Industrial        6.3%          7.0%         10.1%          3.1%         -56.0%
Residential                     11.9%         10.1%        -14.9%         12.3%          21.0%
-----------------------------------------------------------------------------------------------


The Commercial/Industrial margins over the 2001-2002 period experienced substantial decline as a result of the slowing in the economy and construction spending. Over that time period, higher margin projects in backlog were replaced with lower margin jobs as the bidding environment became more competitive and the number of new projects declined.

While over 70% of IES' work is from new construction, when there is a decrease in construction spending, renovation and service work increases because businesses and individuals modify or renovate the old in favor of building new facilitates. That trend is demonstrated in the increase in IES' revenues from renovation work from 19% in 2001 to 22% in 2002. However, that trend appears to be changing and in the first six months of fiscal 2003 with new construction actually increasing to 73% of total revenues and only 19% from renovation and 8% from service and maintenance. See Exhibit 16 on the next page.

EXHIBIT 16
SHIFT IN REVENUE MAKE-UP

RENOVATION WORK INCREASED IN 2002 AS A RESULT OF A REDUCTION IN NEW CONSTRUCTION

                                REVENUE BY TYPE
-----------------------------------------------------------------------------
                                       2001        2002    6 Months 2003
-----------------------------------------------------------------------------
New Construction                        72%         69%         73%
Renovation                              19%         22%         19%
Service and Maintenance                  9%          9%          8%
-----------------------------------------------------------------------------





Commercial/Industrial

IES' Commercial/Industrial business provides design and installation of electrical systems (both low and high voltage) as well as providing ongoing service and maintenance. Commercial projects include: high-rise structures such as hotels, apartment buildings, condominiums and office building; retail stores and centers; hospitals and healthcare facilities; schools and community centers including stadiums and arenas; and projects specifically related to low voltage installations including communications. Industrial projects include: manufacturing and heavy industrial facilities; distribution centers; utility and power generation, including substations and power line installation; high-technology centers; water and wastewater treatment facilities; government and military installations; airports; and highway projects. Below is a list of IES' top general contractor customers in the Commercial/Industrial market and the top end customers sorted alphabetically. IES typically works for a general contractor although in some cases the Company does work directly for the end user. IES is awarded work as a result of both of these relationships and the Company is focused on fostering relationships and maintaining customer satisfaction with the end customer as well as the general contractor.

EXHIBIT 17
TOP COMMERCIAL/INDUSTRIAL CUSTOMERS

--------------------------------------------------------------------------
End Customers                       General Contractors
--------------------------------------------------------------------------
3M                                  Austin Company
Blue Cross/Blue Shield              Batson-Cook
Four Season's Hotels                Beers Construction
Gaylord Entertainment               Boran Craig Barber
Hilton Hotel Corporation            Bovis Construction
Home Depot                          Bradbury & Stamm Construction
Honda                               Brasfield & Gorrie
Hyatt Corporation                   Centex Construction
Intel                               English Construction
Kohl's                              HC Beck
Marriott International              Hensel Phelps Construction
Midlothian Energy                   Hubbard Construction Group
Nissan                              Kraft Construction
Omni Hotel                          Lemoine Company
Publix                              Manhattan Construction
Ritz Carlton Hotel Company          MB Kahn Construction
Six Continents                      Metric Construction
Target                              R.J. Griffin & Company
Walgreen's                          Robbins & Morton
Wal-Mart                            Whiting Turner Construction
--------------------------------------------------------------------------



After IES completes the work on these projects the Company is in the best position to provide ongoing service and maintenance. It is common for IES to take on long-term service contracts with end customers.

Residential

IES is the largest residential electrical contractor in the country. IES' residential segment is composed of three different types of projects: single family homes, often tract homes with entire subdivisions built at one time; high-end single family custom homes, which are often quite large and typically include the latest trends in security and technology; and multifamily low rise apartments, condominiums and town homes. IES works for some of the largest single family and multifamily developers in the country. See Exhibit 18 for IES' top customers by residential project type sorted alphabetically.

EXHIBIT 18
TOP RESIDENTIAL CUSTOMERS

--------------------------------------------------------------------------------
Single Family                                   Multifamily
--------------------------------------------------------------------------------
Ashton Woods Homes                              Apartment Builders LTD
Beazer Homes                                    Bovis Construction
First Texas (Broyd, Inc.)                       Camden Development
Gateway Homes (Champion Enterprises)            Donohoe Construction
Gehan Homes                                     Dwayne Henson and Associates
Grand Homes                                     Fairfield Development
Kaufman & Broad                                 Gibralter Construction Company
Kimball Hill Homes                              Global Construction Company
Lennar Homes                                    Greystar Development
Mansions Custom Homes                           JPI Construction
Newmark Homes                                   Lowder Construction Company
Perry Homes                                     Morgan Group
Plantation Homes (McGuyer Home Builders)        The Norsourth Corp.
Pulte Homes                                     Peachtree Residential
Royce Homes                                     Picerne
Ryland Homes                                    Postwood Builders (Long Lake)
Torrey Homes (D. R. Horton)                     Pride Builders
Trendmaker Homes (Weyerhaeuser)                 Spanos Construction
Weekley Homes                                   TCR Bissonnet Construction
                                                Whitco Construction Company
--------------------------------------------------------------------------------

Residential construction in 2002 and early 2003 has been particularly robust. Record low interest rates are driving demand for new homes, creating record levels of residential construction spending.

Organizational Systems, Processes and Controls

Overview

IES has in place an integrated system of internal controls, including management of operations, information systems and financial activities. These controls complement the regional operating structure established under the Company's One Company. One Plan. strategy and are designed to provide a framework of procedures, monitoring systems and certifications that enable the Company to ensure compliance with company policies as well as applicable rules and laws.

Although IES management believes an effective structure is in place to manage the business there are inherent risks in the contracting industry especially as it pertains to fixed bid contracts that sometimes experiences fade in profitability over the life of the contract. Although the structure and controls are in place to minimize this and other risks, there is no guarantee that IES will not experience financial difficulties as a result of these risks. See the disclosure statement on page 4 for additional risk factors.

Management structure

The Company's Executive Committee, comprised of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology and Procurement Officer, Senior Vice President of Operations and Senior Vice President of Human Resources, monitors the Company's operations and its progress on the three-phase strategy.

The Executive Committee is supplemented by a regional operating structure consisting of six geographically based regions. The regions are led by Regional Operating Officers ("ROOs") that report directly to the Company's Chief
Operating  Officer  and Chief  Executive  Officer.  Each ROO is  supported  by a
Regional Controller ("RC"), that is responsible for monitoring the financial aspects of operations at each of the subsidiaries within the region. Together the ROO and RC maintain control and consistent application of policies and procedures throughout the Company. Together they provide a control environment to address financial operating results and issues, as well as upcoming events, opportunities or concerns, and carry out company initiatives.

At the end of each quarter, the regions host a series of "Home and Away" meetings. The CEO, COO, CFO, Regional Operating Officers and the Presidents of the subsidiaries attend these Home & Away meetings. Every other quarter, regions conduct these meetings at or near their "home" locations and on opposite quarters attend an "away" meeting at the home office in Houston. These meetings facilitate face-to-face sharing of results, events, opportunities and concerns and allow for sharing of best practices and cross-selling among the subsidiaries.


Information Systems

All of the Company's locations are joined on a common Wide Area Network ("WAN"). This platform enables the Company to access and monitor the computer servers at each subsidiary location and facilitates efficient communication across the Company. Stringent controls are in place limiting access to the data stored on each location's server.

The Company is approximately 70% complete in the implementation of a fully integrated Enterprise Resource Planning ("ERP") system known as Forefront. The Company expects that this implementation will be substantially complete by December 2003. This system, while allowing real time access to subsidiary and project data, facilitates the implementation of common and consistent financial controls throughout the Company.

The Company's ERP system is complemented by consolidation  software known as the
Financial   Manager's   Workbench.   The  implementation  of  this  software  is
substantially complete and is already used for contract analysis and budgeting.

Timely access to data - The Company monitors the performance of each of its subsidiaries monthly, and compiles an internal report that discusses each subsidiary's operations compared to key operating metrics. Included in these metrics is a comparison to budgeted results, prior results, change in gross margin and operating income percentages, change in headcount, accounts receivable and performance measures such as days sales outstanding. The Company also maintains an evolving contract status report for work in progress ("WIP report") that details the financial data for every significant contract in progress throughout the Company. This WIP report contains the updated contract prices, cost estimates, percentage completion calculations, and calculations for the variance between revenues and billings on a job-by-job basis.

The Company utilizes the Financial Manager's Workbench, a component of the firms Enterprise Resource Planning system, to conduct detailed analyses on the WIP report data and other operating metrics and presents financial reports, including a "Rack and Stack" report that lays out each subsidiary compared to its other IES peers. These reports are used by the management team to conduct financial review meetings, semi-monthly Regional Operating Officer meetings and the quarterly Home and Away meetings.

Real-time response - As the Company monitors the performance of each subsidiary, certain metrics may indicate a potential for problems at a particular location. These indices include a decline in operating results or a turnover in subsidiary management. In this event, the subsidiary is placed "at watch." The subsidiary is monitored closely and, if management deems necessary, the subsidiary is placed "at risk." The "at risk" program involves bi-weekly operational and financial meetings with the subsidiary management, regional management and certain members of IES management, including the Company's Chief Operating Officer. The subsidiary's operations are closely monitored and the home office must approve any new work that is bid.

Certifications

The information obtained from these meetings and reports provides the Company with a strong platform to support its financial certification process. Section 302 of the Sarbanes-Oxley Act of 2002 ("SOX") requires the Company's Chief Executive Officer and Chief Financial Officer to certify the accuracy of the quarterly and annual financial statements of the Company. The purpose of the control environment and financial monitoring is to provide the Company's management with information that enables them to accurately and reliably make that certification. In this vein, each subsidiary president and controller provides a certification to IES management, and each Regional Operating Officer and Regional Controller provides a similar certification to management. These internal certifications include the scope, definitions and expectations outlined in the Sarbanes-Oxley certifications. The certification process includes a detailed positive affirmation as to the knowledge of the accuracy of presented operational results, fraud, theft and controls in place. Each certification is signed and reviewed each fiscal quarter, then presented to IES management to aid in the certification process required by SOX. These certifications are not a new control in response to the SOX. In fact, the Company has required quarterly certifications for many years and annual certifications since the inception of the firm.

Under section 404 of the SOX, the Company's Chief Executive Officer and Chief Financial Officer will be required to assess annually on the effectiveness and reliability of the Company's internal control environment. To comply with this regulation, the Company established a five-phased approach to defining, documenting and testing its internal control framework. The five phases include defining the Company's system of internal controls, establishing a core working group to implement the project, assessing the current state of its internal controls, filling any gaps in the framework with industry best practices, and testing the controls to ensure they are effectively working. While final rules detailing when and how certifications are to be made are not yet known, the Company is continuing to press forward with its documentation and gap analysis. Currently the Company is in phase three of its five phase project for fiscal 2003.

Internal audit program

IES utilizes all of its corporate resources to monitor the Company's operations. The Company has in place an internal audit program that requires each subsidiary to undergo an internal audit at least once every three years. In addition to these routine audits, internal audits may occur as a "surprise" event or if the subsidiary is placed in the "at risk" program. The internal audit reports are distributed to the subsidiary's management, the executive committee and to the Company's Audit Committee of the Board of Directors. Audit findings are addressed and a revisit is performed six months after the initial internal audit to ensure compliance.

Ethics hotline

IES has established a confidential toll-free hotline for the purpose of reporting known or suspected events of theft, fraud or other financial abuse. The hotline is monitored by a third party and reported to the Company. Reported incidents are communicated to the proper management to investigate. The reported incidents, results of investigations and corrective actions taken are communicated to the Company's Audit Committee.

Operational policies and procedures

IES has established and published operating guidelines in accordance with Generally Accepted Accounting Principles and applicable laws, as well as the Company's best practices. These guidelines encompass all aspects of operational and financial reporting, from the estimating and bidding process to the financial reporting process. The controls over the estimating and bidding procedures allow each location to select the projects for bid, but increasing levels of approval from Regional and Executive management are required based on the size and type of job before the bid can be finalized and submitted. Subsidiaries are limited by the size of job they may undertake based on their backlog and ability to manage additional growth. Subsidiaries are further restricted from undertaking non-standard work or work outside of their technical expertise. This level of management oversight and approval extends through the term of the contract once it is awarded, and is covered in the operational meetings held throughout the Company.

Financial policies and procedures

Financial controls are established and published in a manual provided to regional management. These financial controls include accounting policies in accordance with Generally Accepted Accounting Principles that address revenue recognition, credit and cash management, financial accounting standards and business responsibilities. Adherence to these policies is verified by assertions made by each location's management, regional management, internal audit and by control checks performed at the Company's corporate headquarters. Financial controls also include requirements for processing data, storing records and segregating of duties. Monthly operating results are transmitted via a standardized model that utilizes automatic data checks to ensure the accuracy and reliability of the data presented. These checks ensure high integrity in the internal reports used by management.

The IES Management Team
--------------------------------------------------------------------------------

IES is fortunate to have a wealth of talent as a result of acquiring over 80 companies, many of them leading operators in their regions. Currently, 8 of the 13 officers, have previously served as presidents of acquired subsidiaries.

H. "Roddy" Allen, P.E.- became Chief Executive Officer and President of IES in October 2001. Mr. Allen originally was President of H.R. Allen, which was acquired by IES in 1998. Since joining IES, Mr. Allen has held the following positions:

* 2001 to present:         Chief Executive Officer and President
* 2001-2001:               Chief Operating Officer
* 2000-2001:               Senior Vice President of Eastern Operations
* 1998-2000:               Regional Operating Officer, President of H.R. Allen

Richard L. China- became Chief Operating Officer in October 2001. Prior to serving in the COO capacity, Mr. China was President of IES Communications and also served as a Regional Operating Officer. Mr. China joined IES in 1999 through the acquisition of Primo Electric Company, where he served as President.

William W. Reynolds- has been the Chief Financial Officer and Executive Vice President since June 2000. Mr. Reynolds joined IES after serving as Vice President and Treasurer of Peoples Energy Corporation from 1998 to 2000. From 1997 to 1998, Mr. Reynolds was Vice President and Project Finance Corporate Officer for MCN Energy Group, Inc. Prior to that, he spent seventeen years with BP Amoco in a variety of positions both internationally and domestically.

Britton Rice- has served as the Chief Technology and Procurement Officer and Senior Vice President of IES since 2000. Mr. Rice also serves as the President of Britt Rice Electric, L.P., an IES subsidiary. Mr. Rice joined IES in 1999 through the acquisition of Britt Rice Electric, where he was the founder and President.

Margery M. Harris- serves as Senior Vice President of Human Resources. She joined the company in 2000 from Santa Fe Snyder Corporation, where she served as Vice President of Human Resources. Prior to that, Ms. Harris was a lead consultant with Hewitt Associates, a total compensation consulting firm.

Robert Stalvey- serves as Senior Vice President of Operations and acting Regional Operating Officer of Region 6. He previously served as Vice President of Special Projects. In 1976, he became co-owner of Ace Electric, one of the original 16 IES subsidiaries.

Curt L. Warnock- has served as Vice President, Law of IES since October 2002 and prior to that as Assistant General Counsel to the Company. Previously, Mr. Warnock spent twenty years with two other publicly traded Fortune 1000 companies in various legal positions.

David A. Miller- has been Vice President and Chief Accounting Officer of IES since October 2002. Between January 1998 and October 2002 he served as Financial Reporting Manager, Assistant Controller, Controller and Chief Accounting Officer of IES. Before joining IES, Mr. Miller held various positions in public accounting and private industry. Mr. Miller is a Certified Public Accountant.

Daniel Petro- has been the Senior Regional Operating Officer of Region 1 since 2002. Prior to that Mr. Petro was the President of the Eastern Region. Mr. Petro was the President and founder of Amber Electric from 1979 to 1998, when Amber Electric was acquired by IES. Prior to this he was an Electrical Instructor for Orange County Schools.

Thomas Stalvey- became Regional Operating Officer of Region 2 in 2000. In 1975, Mr. Stalvey founded and served as President of Ace Electric. In 1998, Ace Electric was acquired by IES. Mr. Stalvey taught Electric Technology for Valdosta Technical College from 1970 to 1972 and was Residential Construction Manager for Wilkes Construction Company from 1971 to 1975.

Richard Humphrey- has been Regional Operating Officer of Region 3 since 2001. He was the President of Arc Electric from 1972 to 2000. Arc Electric was acquired by IES in 1998.

Ernest P. Breaux, Jr.- is the Regional Operating Officer of Region 4. He was a project engineer /estimator for Ernest P. Breaux Electrical from 1968 to 1974, Vice President from 1974 to 1983 and President & CEO from 1983 to 2001. Ernest
P. Breaux Electrical was purchased by IES in 2001.

Miles Dickinson- became the Regional Operating Officer of Region 5 in 2002. Mr. Dickinson was President of Delco Electric from 1979 to 2001. Delco Electric was acquired by IES in 1999. Mr. Dickinson was an estimator and project manager for McGuire Electric from 1974 to 1977 and served as Vice President of McGuire Electric from 1977 to 1978.

Corporate Governance
--------------------------------------------------------------------------------

Since IES' initial public offering ("IPO") in 1998, the Company has divided the duties of Chairman of the Board and Chief Executive Officer between two individuals. As a governance policy, this prevents a concentration of control with one person. Since the IPO, Byron Snyder has served as Chairman; and since late 2001, H. Roddy Allen has served as Chief Executive Officer.

The IES board has significant representation from independent directors. The Board of Directors consists of 7 directors of which four are independent directors. The inside board members include H. Roddy Allen, the President and Chief Executive Officer, Rick China, the Chief Operating Officer and Byron Snyder, the Chairman of the Board and founder of IES. This stands in contrast to the original board in 1998, consisting of 11 members, many of whom were among the sixteen owners of the founding companies.

The Board has four committees: Audit, Compensation, Nominating/Governance and Executive. The Audit, Compensation, and Nominating/Governance committees are entirely composed of independent directors.

During fiscal 2002, IES implemented an evaluation process in which those reporting directly to the CEO and the Board of Directors review the CEO anonymously and rate him on key business and management strengths. These ratings are reviewed by the board and serve as an early warning system for any potential problems that might arise.

IES also maintains a growing internal audit function, an important consideration for a Company that has grown through acquisition and has numerous subsidiaries across the country. Currently every subsidiary (about 60, given that some of the acquisitions have been merged with other subsidiaries) undergoes an internal audit at least once every three years with approximately 20 internal audits performed each year.

Industry Overview
--------------------------------------------------------------------------------

The electrical and low voltage contracting industry is highly fragmented, with over 70,000 electrical contractors operating across the United States in 2001. Most are small, private "mom and pop" operations. Three quarters of these companies have less than 10 employees, according to the U.S. Department of Commerce. Only a little over 1% have more than 100 employees and just a handful, like IES, have thousands of workers and the advantages of significant scale. IES has approximately 13,000 employees. Below is a table that shows the breakdown of the size of electrical contractors based on number of employees. It clearly demonstrates the significant fragmentation of the industry. Interestingly some of IES' largest competitors in each individual local market are companies with 20 to 100 employees.

EXHIBIT 19
ELECTRICAL CONTRACTORS SEGMENTED BY NUMBER OF EMPLOYEES

----------------------------------------------------
# of Employees    Percent of Electrical Contractors
----------------------------------------------------

         1 to 4            57.0%
         5 to 9            19.4%
       10 to 19            12.3%
       20 to 49             7.7%
       50 to 99             2.2%
    100 or more             1.4%
                          ------
                          100.0%
----------------------------------------------------
Source: Electrical Contractor Magazine


At the end of 2001, the electrical contracting market was estimated at $95 billion. As the largest electrical contractor with $1.5 billion in revenues, IES still only represents 1.6% of the market (see Exhibit 20 below).

EXHIBIT 20
ANNUAL ELECTRICAL CONTRACTOR REVENUES ARE APPROACHING $100 BILLION

                          ELECTRICAL CONTRACTOR SALES
-------------------------------------------------------------------------------
  1995        1996        1997         1998        1999        2000       2001
-------------------------------------------------------------------------------
   53         59.3        64.3          72         76.5        89.5        95
-------------------------------------------------------------------------------

Source:  Electrical Contractor Magazine

Virtually all construction and renovation work in the U.S. requires electrical contracting services. Electrical and low voltage work usually runs between 8%-12% of the cost of a commercial or industrial project and 5%-10% of the cost of a residential project. This percentage is substantially higher in high-end residential home building. Growth in the electrical contracting market has accelerated in recent years due to:

o Complexity as a result of the increase in computer, security and communications systems in the workplace. Computers, printers and on-line access are a part of virtually every workstation, increasing the electrical and low voltage demands placed on a given system. New telecommunications systems have also increased the burden, as well as networking of local and wide area computer systems.

o The pace of electrical renovation of existing structures has increased, primarily as a result of more advanced computer and communications systems.

o There has been an increased focus on cost savings through energy management systems.

o    New electrical codes for power efficiency and safety.

o National energy standards have been revised stressing energy-efficient lighting fixtures and other equipment.

o As the workplace has become more complex and more dependent on technology, there has been an increased demand for backup power systems.

o    Increased   security   requirements   have  also   increased   demand   and
     sophistication of security systems.

o Increased demand for preventive maintenance to minimize disruption of power.

The electrical contracting industry had a difficult year in 2002 due to the reduction in commercial and industrial construction spending. Commercial and industrial construction, which accounts for about 80% of revenues for IES, was down 18% according to figures from F.W. Dodge. The strong demand in the late 1990's and in early 2000 increased the supply of providers, which made the decreases in 2002 and 2003 particularly difficult due to the excess supply of electrical service providers. However, the growth drivers for the industry detailed above are long-term in nature and will continue to generate demand for electrical contracting services throughout the next several decades.

Residential construction, driven by record low mortgage rates, drove spending on single family housing construction up an estimated 15% in 2002 according to F.W. Dodge. The low rates are so appealing that many people who would typically be apartment dwellers are becoming first-time homeowners instead. This is causing the single family home and condominium market to remain quite strong in 2003, but it is beginning to cause some slowdown in multifamily construction.

Specialty Contractors

IES is currently the only "pure play" publicly traded electrical contractor in operation. Specialty contractor competitors provide other services besides electrical contracting such as mechanical contracting and building maintenance as well as other services. Below is an overview of some of the publicly traded specialty contractors. The only specialty contractors listed below that IES typically competes directly against are EMCOR and

Quanta Services. However, EMCOR's primarily union affiliation tends to keep their focus in the northern cities and areas with a high level of union affiliation where IES has less of a presence and Quanta Services primarily services the power utility sector and this type of work is less than 10% of IES' revenues while it represents over 50% of Quanta's revenues.

Information below is from public filings of each company and is included herein as summary. Further information on these companies may be obtained from those filings.

EMCOR- operates internationally with locations in the United States, Canada, Europe, the Middle East and Far East and South Africa. Through over 75 operating companies, EMCOR employs 28,000 workers and generated almost $4 billion in revenues in 2002. The company divides its business into three segments; (1) mechanical construction (2) electrical construction and (3) facilities management. Facilities services make up about 17% of revenues and the rest are approximately equally divided between electrical and mechanical work. EMCOR's work tends to be concentrated in larger cities due to its union affiliation. This has allowed the company to win public transportation work to buffer it during the economic slowdown.

Quanta Services- Quanta is a leading provider of specialized contracting services, with a focus on the electric power, telecommunications, broadband cable and gas pipeline industries. The company provides a range of services, including the design, installation, maintenance and repair of many types of network infrastructure. Quanta has offices in 40 states, and operations in all 50 states, as well as Canada. Revenues in 2002 were approximately $1.75 billion with 53% from electric and gas utility, 16% from telecom, 12% from cable television and 19% from other.

Comfort Systems- The company focuses almost exclusively on the heating, ventilation and air conditioning market (known as HVAC) and is a leading provider of these services, and had 2002 revenues of $820 million. In 2002, the company sold 19 union affiliated subsidiaries representing about $650 million in revenues to EMCOR. Comfort Systems now has 84 locations in 57 cities throughout the US.

Dycom- is headquartered in Palm Beach Gardens, Florida and is one of the larger telecommunications services companies. The company has 28 operating subsidiaries. Dycom currently serves over 100 different customers in 48 states, with approximately 5,700 employees, based out of more than 200 locations throughout the United States. Revenues for fiscal year 2002 exceeded $600 million. In 2002, Dycom acquired Arguss, a provider of infrastructure services to cable and telecommunications companies, for about $85 million, expanding its geographical footprint within its existing customer base. For the six months ended January 2003 the revenue breakdown was 88.3% telecommunications services, 9.1% underground utility locating and 2.6% construction and maintenance to electrical utilities.

Below is a chart that illustrates how IES' revenue and focus differs from some of its closer publicly traded peers. Notice that IES' is the only publicly-traded pure play electrical contractor in the group. In addition, IES is the only publicly-traded completely merit shop electrical contractor, giving it significantly more flexibility to utilize prefabrication and pre-assembly on projects which saves money and time.



EXHIBIT 21
IES VERSUS ITS CLOSEST PEERS

----------------------------------------------------------------------------------------
                                     Revenues(1)
                          ------------------------------     MRR (2) as     Unionized
                            EC      MC      FS   Other     % of Revenue     Workforce
----------------------------------------------------------------------------------------
IES                         100%     -      -      -           31%             -
Comfort Systems               3%   90%      -     7%           48%             -
EMCOR (3)                    29%   44%    17%    10%           40%            75%
Quanta Services              53%     -      -    47%           40%            39%

----------------------------------------------------------------------------------------

(1) EC= Electrical Contracting, MC= Mechanical Contracting, FS= Facilities Services
(2) MRR = Maintenance, Repair and Renovation
(3) Not pro forma for the recnet acquisition of a facilities services business.



Competitors

Typically, IES bids against a larger national competitor like EMCOR or one of the larger private players such as Rosendin or Fisk on national projects or large regional projects such as an airport. In addition to publicly traded peers, IES competes against private regional players that range from $40 million to over $300 million in revenues, as well as smaller local competitors the can range anywhere from $2 million to $30 million in revenues. There are 10 private electrical contractors with revenues between $200 million and $600 million. Of those players, approximately seven are companies IES competes against and, even then, it is only occasionally and in selected markets. There are another 100 or so companies in the $40 million to $200 million range and of those companies IES competes against approximately 40 in local and regional markets as well as in certain segments such as utilities or multifamily residential.

On larger single site projects, IES is likely to bid against large regional or local players with access to bonding and capital such as Fisk (owned by Tyco), Red Simpson or Infrasource, to name a few. However, on smaller projects that make up the greatest percentage of IES' revenues, the Company's largest competitors are often smaller private electrical contractors that have anywhere from $2 million to $30 million in revenue. These smaller players are actually the organizations IES bids against most frequently in each local market.

To provide more insight into the competitive landscape, the next few pages contain a review of the larger private electrical contractors over $200 million, as well larger players that IES competes against. Included in the description are the areas where IES competes against these companies. Surprisingly, as can be seen from the data, many of the larger regional players rarely compete with IES for work. This is most likely the result of the geographic markets served.

Larger Private Electrical Contractors and Major IES Competitors

MYR Group is the largest private electrical contractor, with 2001 revenues of about $627 million and subsidiaries in 19 states. The company is headquartered in Illinois and provides a complete range of power line and electrical services for electric utilities, telecommunications providers, commercial and industrial facilities and government agencies across the US. The company was founded in 1891 and has a unionized workforce. IES rarely competes against MYR Group.

Cupertino Electric, Inc. is headquartered in Sunnyvale, CA and had 2001 revenues of $509 million, making it the 6th ranked electrical contractor in the country according to ENR Magazine. Cupertino was founded in 1954 and is a provider of electrical infrastructure for technology companies and energy systems, including distributed generation for data centers and other high tech facilities. The company is unionized and competes with IES occasionally in northern Nevada.

SASCO is headquartered in Cerritos, CA and generated 2001 revenues of $450 million with over 1,800 employees. The company has eight offices on the West Coast extending from Southern California to the Northwest. SASCO's top market segments include commercial, health care, semiconductor, industrial, data and special systems. SASCO has a unionized workforce and IES rarely competes in this company's markets.

Massachusetts Electric Construction Company was founded in 1928 and is headquartered in Boston, MA. In 2001, revenues were $377 million, making it the 7th ranked electrical contractor in the country according to ENR Magazine. The company specializes in mass transit, railroads, high technology, production facilities and electric power generation. The company employs over 1,800 electricians and is licensed to work in 29 states. The company is unionized and is not a major competitor to IES due to our market focus.

Rosendin Electric, Inc. was founded in 1919. Rosendin now has over 1500 employees and branch offices in: San Francisco and Los Angeles, CA; Mesa, AZ; Rio Rancho, NM; Hillsboro, OR. Sales in 2001 were approximately $365 million. In 2000, the employees completed their buyout of the family-owned business to become the largest employee-owned electrical contractor. The Company is unionized. IES competes with Rosendin in Arizona and New Mexico, especially on larger projects.

Fisk Corp. was founded in 1913 and in November 2000 Tyco acquired it. Fisk is headquartered in Houston, TX with offices in Dallas, Las Vegas, Miami, New
Orleans and San Antonio. Fisk offers voice, data and electrical services to large national and global accounts. Fisk designs, installs and maintains a variety of electrical and data systems including large complex projects. The company is unionized. IES competes with Fisk in several markets including Florida and Texas.

Xcelecom is headquartered in Hamden, CT and provides specialty contracting services and voice-data-video integrated solutions to customers in the Eastern United States from Boston to Florida. The company has annual revenue topping $300 million and operations stretching over ten states and sixteen locations. Xcelecom is owned by UIL Holding Corp and is unionized. IES does not typically compete in the same local markets.

Unity International Group has headquarters in New York and London and has been in business for over 50 years. Revenues in 2001 totaled about $248 million. The company provides integrated structured cabling, electrical and information technology consulting services to clients worldwide. Services include the design, installation and maintenance of telecommunications, life safety and security systems, audio-visual and mechanical systems. Unity is union and is not a significant competitor to IES because it does not typically service the same geographic area as IES.

Sachs Electric Company is based in St. Louis, MO and generated 2001 revenues of approximately $232 million. The company was founded in 1925. It now operates on a national scale with over 1,400 employees. Key markets include power and industrial, telecommunications, technology and commercial (design and build). Sachs is a union contractor and IES rarely competes in this market.

Infrasource (formerly Exelon) had 2001 revenues of $230 million and is headquartered in Pennsylvania. The company provides electrical contracting services and specializes in electrical utility services, industrial services, metering, underground work and telecommunications. The company is a union contractor and IES competes with them on power and utility projects across the south.

Morrow-Meadows Corp. is headquartered in Walnut, CA and generated revenues in 2001 of about $201 million. The company was founded approximately 40 years ago and is now a full service electrical contractor. The company is active in datacom and design engineering. Morrow-Meadows is union and IES competes with them in southern CA.

Red Simpson Inc. had 2001 revenues of approximately $194 million and is headquartered in Alexandria, LA. The company provides power line services in the southern US. The company's major focuses are transmission, overhead and underground distribution substations and fiber optics. Red Simpson is a non-union contractor and is a competitor to IES in the utility markets in Texas, Louisiana, Alabama, Oklahoma and Florida.

Bergelectric Corp. was founded in 1946 and is headquartered in Los Angeles, CA. The company provides a full range of electrical contracting services throughout the Western United States and Mexico. In addition to its headquarters, the company maintains branch offices in San Diego, Las Vegas, Portland, Denver and Orlando. In 2001, the company posted revenues of $186 million. The company is non-union and competes with IES in Southern, CA.

Consolidated Electrical Services (CES) is headquartered in Boston, MA and generates annual revenues of about $160 million. Founded in 1976, CES has offices in Boston, Hartford, Charleston, Charlotte, Denver and Raleigh and over 1,000 employees. A full service electrical contractor, CES specializes in voice and data engineering, voice and network cabling, computer power systems, fire alarm systems, energy management and security systems. The company is unionized and competes with IES in Massachusetts.

Wayne J. Griffin Electric, Inc. is headquartered in Holliston, MA and has operations in New England, Alabama, Georgia, and North Carolina. Revenues in 2001 were $112 million. The company was founded in 1978 and offers services in several markets, including industrial and high technology buildings, correctional facilities, office buildings and hotels, healthcare facilities, schools and universities, clean rooms, biotech facilities and others. Griffin is a non-union company and competes with IES in New England and along the southeast coast.

ANECO Electrical Construction is headquartered in Clearwater, FL and has 2001 revenues of $112 million. The company provides electrical and telecommunications services to the commercial, entertainment, industrial, medical, government and institutional building markets in the southeastern US. The company is non-union and is a competitor to IES primarily in Florida.

Inglett & Stubbs had 2001 revenues of $110 million. The company was founded in 1955 and is headquartered in Mableton, GA. The company's historical focus has been metropolitan Atlanta and Georgia for commercial, industrial, and institutional projects. In recent years expertise on high-end technically difficult projects has led to Inglett & Stubbs providing services on a national basis. In addition to the company's low and medium voltage electrical expertise, it offers mechanical, building automation, environmental control system services, water treatment, custodial, building security, landscaping, and minor general construction services. The company is non-union and competes with IES in Georgia.

Commonwealth  Electric is headquartered in Lincoln,  Nebraska with locations in:
Omaha, NE; Des Moines, IA; and Phoenix and Tucson, AZ. Revenues are estimated to be approximately $100 million. The company's specialties include service projects, power plants, industrial, commercial and institutional work. The company is unionized and competes with IES primarily in Arizona.

Miller Electric Co. generated $83 million in revenues in 2001. The company has about 800 employees and has offices in Miami and Gainesville, FL and Florence, SC. Top markets include commercial, industrial, hospitals, government, highways and bridges. Miller is a union contractor and competes with IES in Florida and on the southeast coast.

Ludvik Electric Co. is a Denver-based Engineering and Construction firm founded in 1980. The company has performed work throughout the Western United States and Hawaii, with 2001 revenues of $83 million. Projects include government, infrastructure, commercial, industrial, health care, pharmaceutical, food and beverage, and defense enterprises. The Company is non-union and competes with IES in Colorado.

Patrick Power Corporation is headquartered in Ft. Lauderdale, FL and has 2001 revenues of approximately $70 million. Specialties include general power and lighting, power generation, medium and high voltage systems, telecommunications systems, fire alarm systems and lighting protection systems. The company is non-union and competes with IES in Florida.

Outlook and Valuation
--------------------------------------------------------------------------------

After years of economic expansion, the economy stumbled in 2002 and the beginning of 2003. The events of September 11th have demonstrated that unpredictable events can have a significant impact on the economy and on equity valuations. Below is an analysis of F.W. Dodge's outlook for construction spending by sector in 2003 through 2005. Although 2003 is expected to remain soft, 2004 and 2005 are projected to be much stronger in commercial and industrial spending according to F. W. Dodge with particular strength in markets where IES has expertise and a history of earning higher profits, which include office buildings, retail centers, hotels and manufacturing facilities. Residential construction spending is expected to remain quite strong with only a 1% decrease in 2003 and the multi-family construction outlook for 2004 is quite strong with 12% expected growth.

Market Outlook
Below is an analysis of F.W. Dodge's expectations for 2003 through 2005, as well as some analysis on profitability trends through cycles in the construction industry. This analysis should help investors to develop projections for IES' performance over the next few years.

F.W. Dodge anticipates that construction spending will slide very slightly, about 2%, in fiscal 2003, as single-family housing construction takes a well-deserved rest after a record few years with a 1% decrease. Total non-building construction is projected to decline 7% in fiscal 2003 and overall non-residential building construction is projected to be down 2%. There are several factors impacting construction this year. With declining incomes and tax dollars, states and the federal government have seen projected budget surpluses quickly turn to deficits and public works and institutional building projects are expected to slow this year. Additionally, while interest rates are now low and have recently come down, F.W. Dodge believes some upward movement is possible before the end of 2003 that will cause single-family housing starts to flatten out. As for commercial and industrial, a weak employment market may dampen demand for new projects.

Both 2004 and 2005 are projected to be strong years for construction spending with an overall growth rate of 4% in 2004 and 4% in 2005. Double-digit growth is expected in the commercial and industrial construction markets where the majority of IES' revenue is generated.

EXHIBIT 22
U.S. CONSTRUCTION MARKET OUTLOOK

----------------------------------------------------------------------------
                                                   Market Growth
                                         -----------------------------------
                                           2003          2004          2005
----------------------------------------------------------------------------
Non-Residential Building Construction       -2%            6%           11%
Residential Building Construction           -1%            5%            0%
Non-Building Construction                   -7%            1%            4%
----------------------------------------------------------------------------
Source: F.W. Dodge March 2003 Construction Marketing Forecasting.

EXHIBIT 23
CONSTRUCTION GROWTH BY MARKET RANKED BY IES' Q2 2003 GROSS MARGIN

ALMOST ALL OF IES' MOST PROFITABLE MARKETS ARE PROJECTED TO HAVE SIGNIFICANT GROWTH IN 2004.


----------------------------------------------------------------------------------------------------------
                         Company Data - 2003 Q2           F.W. Dodge - Proj. Const. Spending by Mkt.(1)
                     --------------------------------  ---------------------------------------------------
                     Gross Margin Rank       % of
                      within Segments       Revenue          2002                    2003          2004
----------------------------------------------------------------------------------------------------------
Commercial
Office Buildings            1                 5.9%            -26%                    -4%           16%
Other Commercial            2                 4.3%             -6%                    -3%           11%
Retail                      3                 5.9%             -5%                    -1%            6%
Hotels and Condos           4                 9.4%            -20%                     6%           17%
Health Care                 5                10.3%             13%                    -1%            1%
Institutions                6                 8.9%             -3%                    -1%            0%
Communications              7                 4.5%        Data Not Available

Industrial
Highway                     1                 1.9%              0%                    -3%            2%
Manufacturing               2                 9.5%            -36%                    -1%           19%
Airport                     3                 2.1%             -2%                     1%            7%
Distribution                4                 1.3%            -18%                    -5%           14%
Power and Utility(2)        5                 6.5%            -47%                   -30%          -15%
Water                       6                 1.8%             15%                    -3%            4%
Government                  7                 0.6%             -4%                    -6%            9%

Residential
Multifamily                 1                 6.1%              1%                     4%           12%
Single family               2                13.5%             15%                    -1%            3%

                                                  Shading = Significant growth markets in '04

----------------------------------------------------------------------------------------------------------
(1)  Source is December 2002 F.W.  Dodge report and IES company  data.  Based on
     December 31, year end.
(2)  Market  data  includes  electrical  services  provided  for  communications infrastructure which is why this market is in such a state of decline.






Comparison of Historical Profitability Performance versus Construction Spending The industry is highly cyclical and driven to a large extent by construction expenditures. Growth in construction expenditures can vary widely from year to year and this will have a flow-through impact on profitability of electrical, mechanical and other contractors. Below is an analysis of 30 years of construction expenditures compared to the EBITDA margins of Fluor Corp. (Fluor has a long history of data and serves as a good proxy for the industry). IES believes the analysis demonstrates that in periods of growth, overall profitability and profit margins expand, and when construction spending contracts, profit margins contract as well. Construction spending, the primary business driver for IES and its competitors, is highly variable and can significantly impact profitability.

EXHIBIT 24
COMPARISON OF HISTORICAL COMPANY PERFORMANCE AND CONSTRUCTION SPENDING


PROFIT MARGINS FOR CONSTRUCTION FIRMS EXPAND AND CONTRACT AS CONSTRUCTION SPENDING INCREASES AND DECREASES.


   CONSTRUCTION SPENDING VS. FLUOR'S EBTDA MARGIN FROM 1971 - 2002
                             (BAR CHART)

                                               YR/YR CHANGE IN TOTAL
                    FLR EBITDA MARGIN          CONSTRUCTION SPENDING
                    -----------------          ---------------------
1971
1972                       7.8%                             14%
1973                      11.0%                              9%
1974                      10.6%                             -7%
1975                      10.0%                             -1%
1976                       9.7%                             21%
1977                       9.6%                             28%
1978                       6.8%                             14%
1979                       6.4%                              6%
1980                       5.7%                            -11%
1981                       7.2%                              4%
1982                       8.3%                              0%
1983                       8.9%                             24%
1984                       6.1%                             10%
1985                        nmf                             10%
1986                       0.9%                              6%
1987                       0.9%                              4%
1988                       3.2%                              1%
1989                       3.9%                              3%
1990                       3.7%                             -9%
1991                       4.1%                             -6%
1992                       5.3%                              9%
1993                       4.5%                              8%
1994                       4.9%                              9%
1995                       5.3%                              3%
1996                       5.4%                              8%
1997                       3.6%                              9%
1998                       5.0%                             12%
1999                       5.3%                             10%
2000                       4.5%                              6%
2001                       2.9%                              5%
2002                       3.3%                              1%


Source: Historical Fluor Corp. records and F.W. Dodge Construction Industry
Data.




Exhibit 25 below illustrates IES and its peers' gross profit margin and operating income margin over the past four years. With the exception of EMCOR, which generates over 20% of its revenues from facilities maintenance, which is not tied to construction, the profit margins have contracted as commercial and industrial construction spending has declined.

EXHIBIT 25

PROFIT MARGINS HAVE DECLINED AS COMMERCIAL AND INDUSTRIAL CONSTRUCTION SPENDING HAS DECLINED


                      Gross Profit Margin                   Operating Income Margin
             ------------------------------------    ------------------------------------
              1999      2000      2001      2002      1999      2000      2001      2002
             ------    ------    ------    ------    ------    ------    ------    ------
IES            21.2%     17.9%     18.2%     15.0%      9.3%      3.9%      4.8%      2.8%
EMCOR          10.2%     10.3%     11.5%     12.2%      2.0%      2.3%      2.6%      2.9%
Com. Syst.     21.4%     17.9%     17.9%     17.7%      6.8%      1.3%      3.3%      2.0%
Dycom          27.1%     25.5%     25.6%     23.3%     13.0%     13.5%     11.8%     -4.9%
Quanta         23.2%     23.1%     20.5%     13.5%     13.3%     12.6%     12.4%     -8.9%



Based on historical analysis and assuming F.W. Dodge forecasts are correct, it is possible that IES could see a 150 to 300 basis point improvement in operating income margin over the course of 2004 and 2005.

IES' Weighted Average Cost of Capital ("WACC")

IES believes its cost of capital, based on a WACC analysis, is between 10% and 12%. WACC is the combination of IES' cost of debt, which is approximately 6% after tax, and its cost of equity, which is between 15% and 16%. The calculation is based on using the average beta for the specialty contracting industry adjusted for the appropriate capital structure, a risk free rate of 3.75%, which is the recent 10-year government bond rate, and a target debt to capital ratio for IES of between 35% and 45%. The WACC analysis also includes a 3.1% size premium for cost of equity given that IES is a small cap stock.

IES relative to its Peers

IES is the largest electrical contractor, however there are a number of companies in similar market segments that are good proxies for valuation. IES' publicly traded peers include EMCOR, Comfort Systems, Quanta Services and Dycom. An analysis of select engineering and construction firms including Fluor, Shaw Group and Jacobs Engineering has also been included because, although these firms have a slightly different business model, they operate in the same markets as IES and face a similar market environment.

EXHIBIT 26
IES PEER ANALYSIS

--------------------------------------------------------------------------------------------------------------
                                                                     EPS                    Price/Earnings
                                        Fiscal    Recent    ---------------------   --------------------------
       Company               Symbol     Year      Price      2002          2003E          2002           2003E
---------------------------------------------------------------------------------------------------------------
Specialty Contractors
       EMCOR                 EME         Dec.     $48.75     $4.07          $4.38        12.0x           11.1x
       Comfort Sys.          FIX         Dec.       2.46      0.14             NA         17.6              NA
       Dycom                 DY          Jul.      12.10      0.53           0.25         22.8            48.4
       Quanta                PWR         Dec.       4.68      0.35           0.27         13.4            17.3
---------------------------------------------------------------------------------------------------------------
       Median                                                                            15.5x           17.3x
       Mean                                                                              16.4x           25.6x
---------------------------------------------------------------------------------------------------------------

Engineering/Construction
       Shaw Group (2)        SGR         Aug.     $11.45     $2.26          $1.34         5.1x            8.5x
       Flour                 FLR         Dec.      33.83      2.13           2.22         15.9            15.2
       Jacobs                JEC         Sep.      39.59      1.98           2.29         20.0            17.3
---------------------------------------------------------------------------------------------------------------
       Median                                                                            15.9x           15.2x
       Mean                                                                              13.6x           13.7x
---------------------------------------------------------------------------------------------------------------

       IES(1)                IES         Sep.      $6.20     $0.50 $0.53-$0.60           12.4x   10.3x - 11.7x
---------------------------------------------------------------------------------------------------------------
Source: First Call and various equity analyst reports.
(1) 2002 financial data for IES is before one-time charges of $15.2 million ($9.9 million after tax) and excludes the impact of SFAS 142.
(2) Shaw Group was not a member of the peer group included in IES' proxy statement.





EXHIBIT 27
IES PEER ANALYSIS

---------------------------------------------------------------------------------------------------------
                                        Op. Income    EBITDA    TEV/Op. Inc.    TEV/EBITDA   Consensus
       Company                Symbol      2003E       2003E         2003E          2003E    Growth Rate
---------------------------------------------------------------------------------------------------------
Specialty Contractors
       EMCOR                  EME         $128         $152          6.8x           5.7x        15%
       Comfort Sys.           FIX           NA           NA            NA             NA        12%
       Dycom                  DY            22           64          20.4            7.0        13%
       Quanta                 PWR           80          147           9.2            5.0        14%
---------------------------------------------------------------------------------------------------------
       Median                                                        9.2x           5.7x        14%
       Mean                                                         12.1x           5.9x        14%
---------------------------------------------------------------------------------------------------------
                                                                                                14%
Engineering/Construction
       Shaw Group             SGR         $115         $160          6.7x           4.8x        13%
       Flour                  FLR          260          340           8.9            6.8        12%
       Jacobs                 JEC          198          238          11.0            9.2        15%
---------------------------------------------------------------------------------------------------------
       Median                                                        8.9x           6.8x        13%
       Mean                                                          8.9x           6.9x        13%
---------------------------------------------------------------------------------------------------------

       IES(1)                 IES                                                               13%
---------------------------------------------------------------------------------------------------------
Source: First Call, Value Line, various equity analysts reports.  Consensus growth rates are from First Call.
(1) 2002 financial data for IES is before one-time charges of $15.2 million ($9.9 million after tax)
and excludes the impact of adopting SFAS 142.



Income Statement
------------------------------------------------------------------------------------------------------------------------------------

(Dollars in Thousands)                                       FYE - September 30,
                                                        ----------------------------
                                                            2000            2001           12/01A            3/02A            6/02A
                                                        ----------------------------------------------------------------------------
Revenues                                                $ 1,672,288     $ 1,693,213     $   375,179     $   356,481     $   374,819
Cost of services (including depreciation)                 1,372,537       1,385,589         317,950         301,780         316,328
                                                        ----------------------------------------------------------------------------
   Gross profit                                             299,751         307,624          57,229          54,701          58,491

Selling, general and administrative expenses                221,519         214,073          49,773          43,392          39,918
Restructuring charges*                                         --              --             4,000           1,556            --
Goodwill amortization                                        13,211          12,983            --              --              --
                                                        ----------------------------------------------------------------------------

   Income from operations                                    65,021          80,568           3,456           9,753          18,573

Other income (expense):
Interest expense                                            (23,230)        (26,053)         (6,785)         (6,644)         (6,337)
Other, net                                                    1,008            (134)           (107)           (237)            (23)
                                                        ----------------------------------------------------------------------------
        Interest and other, net                             (22,222)        (26,187)         (6,892)         (6,881)         (6,360)
                                                        ----------------------------------------------------------------------------

Income (loss) before income taxes and
        cumulative effect of change in
        accounting principle                                 42,799          54,381          (3,436)          2,872          12,213
Provision (benefit) for income taxes                         21,643          25,671          (1,623)            806           4,736
                                                        ----------------------------------------------------------------------------

Net income (loss) before cumulative effect of
        change in accounting principle                       21,156          28,710          (1,813)          2,066           7,477
                                                        ----------------------------------------------------------------------------

Cumulative effect of change in
        accounting principle                                   --              --           283,284            --              --
                                                        ----------------------------------------------------------------------------
Net income (loss)                                       $    21,156     $    28,710     ($  285,097)    $     2,066     $     7,477
                                                        ============================================================================

Diluted earnings (loss)  per share before cumulative
        effect of change in accounting principle        $      0.52     $      0.70     ($     0.04)    $      0.05     $      0.19
                                                        ============================================================================

Cumulative effect of change in
        accounting principle                            $      0.00     $      0.00     ($     7.13)    $      0.00     $      0.00
                                                        ============================================================================

Diluted earnings (loss) per share                       $      0.52     $      0.70     ($     7.17)    $      0.05     $      0.19
                                                        ============================================================================

Diluted shares used in the computation
        of earnings (loss) per share                         40,410          40,900          39,759          40,002          40,073

Key Margins
Gross Margin                                                   17.9%           18.2%           15.3%           15.3%           15.6%
SG&A Margin                                                    13.2%           12.6%           13.3%           12.2%           10.6%
Operating Margin                                                3.9%            4.8%            0.9%            2.7%            5.0%
Interest Expense                                                1.4%            1.5%            1.8%            1.9%            1.7%
Pretax Margin                                                   2.6%            3.2%          -0.9%             0.8%            3.3%
Tax Rate                                                       50.6%           47.2%           47.2%           28.1%           38.8%
Net Income Margin                                               1.3%            1.7%          -0.5%             0.6%            2.0%





                                                                        FYE - Sep.
                                                                      --------------
                                                            9/02A           2002            12/02A          3/03A
                                                        ------------------------------------------------------------
Revenues                                                $   368,951     $ 1,475,430     $   348,577     $   343,135
Cost of services (including depreciation)                   317,786       1,253,844         297,221         294,030
   Gross profit                                              51,165         221,586          51,356          49,105

Selling, general and administrative expenses                 41,101         174,184          38,619          37,460
Restructuring charges*                                         --             5,556
Goodwill amortization                                          --              --              --              --
                                                        ------------------------------------------------------------
   Income from operations                                    10,064          41,846          12,737          11,645

Other income (expense):
Interest expense                                             (6,936)        (26,702)         (6,456)         (6,343)
Other, net                                                    1,331             964             (90)            175
                                                        ------------------------------------------------------------
        Interest and other, net                              (5,605)        (25,738)         (6,546)         (6,168)
                                                        ------------------------------------------------------------

Income (loss) before income taxes and
        cumulative effect of change in
        accounting principle                                  4,459          16,108           6,191           5,477
Provision (benefit) for income taxes                          2,256           6,175           2,384           2,108
                                                        ------------------------------------------------------------

Net income (loss) before cumulative effect of
        change in accounting principle                        2,203           9,933           3,807           3,369
                                                        ------------------------------------------------------------

Cumulative effect of change in
        accounting principle                                   --           283,284            --              --
                                                        ------------------------------------------------------------
Net income (loss)                                       $     2,203     ($  273,351)    $     3,807     $     3,369
                                                        ------------------------------------------------------------

Diluted earnings (loss)  per share before cumulative
        effect of change in accounting principle        $      0.06     $      0.25     $      0.10     $      0.09
                                                        ===========================================================

Cumulative effect of change in
        accounting principle                            $      0.00     ($     7.11)    $      0.00     $      0.00
                                                        ===========================================================

Diluted earnings (loss) per share                       $      0.06     ($     6.86)    $      0.10     $      0.09
                                                        ===========================================================

Diluted shares used in the computation
        of earnings (loss) per share                         39,908          39,848          39,472          39,372

Key Margins
Gross Margin                                                   13.9%           15.0%           14.7%           14.3%
SG&A Margin                                                    11.1%           11.8%           11.1%           10.9%
Operating Margin                                                2.7%            2.8%            3.7%            3.4%
Interest Expense                                                1.9%            1.8%            1.9%            1.8%
Pretax Margin                                                   1.2%            1.1%            1.8%            1.6%
Tax Rate                                                       50.6%           38.3%           38.5%           38.5%
Net Income Margin                                               0.6%            0.7%            1.1%            1.0%

Source:  Integrated Electrical Services SEC documents

* Restructuring charges are associated with reorganizing the business and are primarily costs associated with reductions in staff.




                                                                                                                               44


Balance Sheet
-------------------------------------------------------------------------------------------------------------------

                                                                 September 30,
(Dollars in Thousands)                                     --------------------------    December 31,     March 31,
                                                              2001           2002           2002           2003
                                                           -----------    -----------    -----------    -----------
Assets
Current Assets:
Cash and cash equivalents                                  $     3,475    $    32,779    $    19,062    $    26,130
Accounts Receivable:
  Trade, net of allowance                                      275,922        237,310        228,310        236,502
  Retainage                                                     64,933         62,482         61,844         67,193
  Related party                                                    222            153            144            148
Cost and estimated earnings in excess of billings on
uncompleted contracts                                           62,249         46,314         46,007         45,435
Inventories                                                     21,855         23,651         22,677         21,475
Prepaid expenses and other current assets                       23,858         35,041         35,066         34,562
                                                           -----------    -----------    -----------    -----------
   Total current assets                                        452,514        437,730        413,110        431,445

Property and equipment, net                                     70,343         61,577         58,899         57,746
Goodwill, net                                                  482,654        198,220        198,005        198,005
Other noncurrent assets, net                                    27,992         24,112         23,683         24,296
                                                           -----------    -----------    -----------    -----------
   Total assets                                            $ 1,033,503    $   721,639    $   693,697    $   711,492
                                                           ===========    ===========    ===========    ===========


Liabilities and Stockholder's Equity

Current Liabilities
Short-term debt and current maturities of long-term debt   $       679    $       570    $       467    $       372
Accounts payable and accrued expenses                          164,272        141,398        115,505        126,677
Income taxes payable                                               700           --              167            362
Billings in excess of costs and estimated  earnings on
uncompleted projects                                            50,234         51,548         45,383         49,014
                                                           -----------    -----------    -----------    -----------
   Total current liabilities                                   215,885        193,516        161,522        176,425

Long-term bank debt                                             12,000           --             --             --
Other long-term debt                                               872            504            381            305
Senior subordinated notes, net                                 273,210        247,935        247,932        247,930
Other noncurrent liabilities                                     2,892         25,252         26,651         28,037
                                                           -----------    -----------    -----------    -----------
   Total liabilities                                           504,859        467,207        436,486        452,697
Stockholders' Equity:
Preferred stock, $0.1 par value                                   --             --             --             --
Common stock, $0.01 par value                                      383            385            385            385
Restricted voting common Stock, $0,01 par value                     26             26             26             26
Additional paid in capital                                     428,697        428,427        428,420        427,679
Treasury stock, at cost                                         (9,181)        (9,774)       (10,795)       (11,839)
Retained earnings (deficit)                                    108,719       (164,632)      (160,825)      (157,456)
                                                           -----------    -----------    -----------    -----------
   Total shareholders' equity                                  528,644        254,432        257,211        258,795
                                                           -----------    -----------    -----------    -----------
   Total liabilities and stockholders' equity              $ 1,033,503    $   721,639    $   693,697    $   711,492
                                                           ===========    ===========    ===========    ===========

Source:  Integrated Electrical Service SEC documents.





                                                                                                                 45


Statement of Cash Flows
--------------------------------------------------------------------------------------------------------------------------

(Dollars in Thousands)                                         Year Ended September 30,         Quarter Ended December 31,
                                                          -----------------------------------   -------------------------
                                                             2000         2001        2002          2001          2002
                                                          ---------    ---------    ---------    ---------    ---------
Cash Flows from Operating Activities
Net income (loss)                                         $  21,156    $  28,710    ($273,351)   ($285,097)   $   3,807
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:

  Cummulative effect of change in accounting principle         --           --        283,284      283,284         --
  Allowance for doubtful accounts                             1,768          912        4,324          705          379
  Deferred income taxes                                        (177)      (4,938)       6,175         --           --
  Depreciation and amortization                              32,656       30,345       18,633        4,227        3,650
  (Gain) loss on sale of property and equipment                (145)        (287)       1,547          (71)          59
  Non-cash compensation charge                                5,378          568        1,422        1,422         --
  Gain on divestitures                                         --           --         (2,145)        --            (26)
  Changes in operating assets and liabilities
Increase (decrease) in:
  Accounts receivable, net                                  (82,917)      26,163       30,943        6,637        8,401
  Inventories                                                (2,900)      (4,979)      (2,770)      (5,622)         873
  Costs and estimated earnings in excess of billings on
  uncompleted contracts                                     (11,489)     (10,785)      14,524       11,745          105
  Prepaid expenses an other current assets                   (1,096)     (15,640)      (9,824)       3,541          (27)
  Other noncurrent assets                                    (4,329)       2,840        3,199       (1,144)         429
Increase (decrease) in:
  Accounts payable and accrued expenses                      72,763      (37,831)     (37,739)     (31,537)     (10,075)
  Billings in excess of costs and estimated earnings on
  uncompleted contracts                                      15,131       (6,414)       3,709        6,904       (6,101)
  Other current liabilities                                  (2,880)        (250)         172         (452)         167
  Other noncurrent liabilities                                  295          220       11,264        1,219        1,612
                                                          ---------    ---------    ---------    ---------    ---------
    Net cash provided by (used in) operating activities   $  43,214    $   8,634    $  53,367    ($  4,239)   $   3,253
                                                          ---------    ---------    ---------    ---------    ---------

Cash Flows from Investing Activities
  Proceeds from sale of property and equipment                2,742        1,467          895          170        1,056
  Additions of property and equipment                       (28,381)     (25,801)     (11,895)      (3,942)      (2,529)
  Purchase of businesses, net of cash acquired              (33,225)        (233)        --           --           --
  Sale of businesses                                           --           --          7,549         --          1,084
  Investments in securities                                  (1,670)      (5,599)        (300)        --           --
  Additions to note receivable from affiliate                  --         (1,250)        (583)        (583)        --
                                                          ---------    ---------    ---------    ---------    ---------
    Net cash used in investing activities                 ($ 60,534)   ($ 31,416)   ($  4,334)   ($  4,355)   ($    389)
                                                          ---------    ---------    ---------    ---------    ---------

Cash Flows from Financing Activities
  Borrowings                                                 63,434      231,744       74,613       44,291            5
  Repayments of debt                                        (48,278)    (192,811)     (97,941)     (36,721)     (15,835)
  Proceeds from sale of interest rate swaps                    --           --          4,040         --           --
  Purchase of treasury stock                                   --        (10,376)        (984)        --           (769)
  Payments for debt issuance costs                             --         (5,358)        --           --           --
  Proceeds from issuance of stock                              --          1,038         --          1,712           18
  Proceeds from issuance of stock to employees                 --            980         --           --           --
  Proceeds from exercise of stock options                         3          270          543            4         --
                                                          ---------    ---------    ---------    ---------    ---------
    Net cash provided by (used in) financing activities   $  15,159    $  25,487    ($ 19,729)   $   9,286    ($ 16,581)
                                                          ---------    ---------    ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents         (2,161)       2,705       29,304          692      (13,717)
Cash and equivalents, beginning of period                     2,931          770        3,475        3,475       32,779
                                                          ---------    ---------    ---------    ---------    ---------
Cash and equivalents, end of period                       $     770    $   3,475    $  32,779    $   4,167    $  19,062
                                                          =========    =========    =========    =========    =========
Supplemental disclosure of cash flow information
  Cash paid for:
      Interest                                            $  23,151    $  23,793    $  23,117    $     475    $     277
      Income taxes                                           24,832       30,667        5,091        3,383         --



                                                          Quarter Ended March 31,
                                                          -----------------------
                                                            2002          2003
                                                          ---------    ---------

Cash Flows from Operating Activities
Net income (loss)                                         ($283,031)   $   7,176
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:

  Cummulative effect of change in accounting principle      283,284         --
  Allowance for doubtful accounts                             1,264          661
  Deferred income taxes                                        --           --
  Depreciation and amortization                               8,574        7,341
  (Gain) loss on sale of property and equipment                (133)         (30)
  Non-cash compensation charge                                1,422         --
  Gain on divestitures                                         --            (26)
  Changes in operating assets and liabilities
Increase (decrease) in:
  Accounts receivable, net                                   36,128       10,101
  Inventories                                                (5,802)       2,075
  Costs and estimated earnings in excess of billings on
  uncompleted contracts                                      10,439        1,297
  Prepaid expenses an other current assets                    4,517          672
  Other noncurrent assets                                     2,971          423
Increase (decrease) in:
  Accounts payable and accrued expenses                     (51,108)      (8,277)
  Billings in excess of costs and estimated earnings on
  uncompleted contracts                                       3,602       (5,982)
  Other current liabilities                                    (465)         362
  Other noncurrent liabilities                               (1,849)       2,998
                                                          ---------    ---------
    Net cash provided by (used in) operating activities   $   9,813    $  18,791
                                                          ---------    ---------

Cash Flows from Investing Activities
  Proceeds from sale of property and equipment                  411        1,540
  Additions of property and equipment                        (5,991)      (5,462)
  Purchase of businesses, net of cash acquired                 --         (2,723)
  Sale of businesses                                           --          1,084
  Investments in securities                                    (300)        (500)
  Additions to note receivable from affiliate                  (583)        --
                                                          ---------    ---------
    Net cash used in investing activities                 ($  6,463)   ($  6,061)
                                                          ---------    ---------


Cash Flows from Financing Activities
  Borrowings                                                 74,383           27
  Repayments of debt                                        (80,046)     (16,030)
  Proceeds from sale of interest rate swaps                   1,530         --
  Purchase of treasury stock                                   --         (3,376)
  Payments for debt issuance costs                             --           --
  Proceeds from issuance of stock                              --           --
  Proceeds from issuance of stock to employees                 --           --
  Proceeds from exercise of stock options                        17         --
                                                          ---------    ---------
    Net cash provided by (used in) financing activities   ($  4,116)   ($ 19,379)
                                                          ---------    ---------

Net increase (decrease) in cash and cash equivalents           (766)      (6,649)
Cash and equivalents, beginning of period                     3,475       32,779
                                                          ---------    ---------
Cash and equivalents, end of period                       $   2,709    $  26,130
                                                          =========    =========
Supplemental disclosure of cash flow information
  Cash paid for:
      Interest                                            $  13,366    $  12,061
      Income taxes                                            4,202         --



Source:  Integrated Electrical Service SEC documents.


Appendix I - Construction Accounting Primer
--------------------------------------------------------------------------------

As an electrical contractor, IES uses construction accounting conventions as prescribed under GAAP accounting. The primary issue surrounding construction accounting is recognition of revenue from longer-term construction contracts. With longer-term fixed-price contracts, contractors generally use the percentage of completion method of accounting. This method requires companies to estimate the percentage of a project that it has completed work on. There are several acceptable methods for determining percentage of completion such as: the ratio of costs incurred to date to the total expected costs at completion, the ratio of labor hours or dollars incurred to date to the total expected labor hours or dollars at completion, or any other rationale and systematic method. IES uses the ratio of costs incurred to date to the total expected costs at completion to estimate percentage of completion. Generally, if 40% of a project's cost has been incurred over a 6 month period then the company should recognize 40% of the revenues and 40% of the profits related to the project. The primary issue in percentage of completion accounting is the use of estimates for total costs at completion. If estimates change during a project, the impact of the change in profitability is recognized in the period in which the estimate is changed. The following example illustrates how changes in estimates can impact the profitability across periods.

Example:

*    Fixed price contract to be completed over 2 accounting periods.
*    Total contract amount equals $1 million.
*    Cost of project to contractor is $850,000 for a 15% margin at completion.



COMPANY ESTIMATES ARE CORRECT THROUGHOUT PROJECT



                     PERIOD 1    PERIOD 2       TOTAL
                     --------    --------    -----------

Revenue              $500,000    $500,000    $ 1,000,000
Cost of Goods Sold    425,000     425,000        850,000
                     --------    --------    -----------
Gross Profit         $ 75,000    $ 75,000    $   150,000
Gross Margin             15.0%       15.0%          15.0%


THE PROJECT IS COMPLETED AT A HIGHER PROFIT THAN ORIGINALLY ESTIMATED



                     PERIOD 1    PERIOD 2       TOTAL
                     --------    --------    -----------

Revenue              $500,000    $500,000    $ 1,000,000
Cost of Goods Sold    425,000     400,000        825,000
                     --------    --------    -----------
Gross Profit         $ 75,000    $100,000    $   175,000
Gross Margin             15.0%       20.0%          17.5%


In the second example above, the original profit estimates are significantly understated. In period two, the profitability on the project rises as profits "catch up" to reflect a 17.5% margin over the life of the contract. For companies with long projects that last for 2 to 3 years, the risk of under- or overstating revenues and profitability for several quarters exists, but for companies with an average project life of 2 to 3 months, this risk is substantially reduced. The average project life at IES is only 6 to 8 months so any inaccuracies in estimates are corrected fairly quickly. Additionally, because of IES' size and large number of projects, under- and overestimates across the Company will tend to offset each other.

Under percentage of completion accounting, contract revenue is based on costs incurred while customer billings may be impacted by other factors such as: achieving certain milestones, acceptance of completed work by the customer or some other schedule. Because of this discrepancy, contract revenue recognized is usually different from the amount billed as the project progresses. When revenue recognized exceeds customer billings the excess is reported as a current asset referred to as "costs and estimated earnings in excess of billings on uncompleted contracts". Sometimes it may be referred to as "underbillings" or "unbilled receivables" although these are not GAAP terms.

Conversely, when customer billings exceed contract revenue recognized, the excess is reported as a current liability referred to as "billings in excess of costs and estimated earnings on uncompleted contracts". Sometimes it may be referred to as "overbillings" although this is not a GAAP term. When calculating days sales outstanding underbillings should be added to accounts receivable and overbillings should be subtracted from accounts receivable.

The other balance sheet term that sometimes causes confusion is retainage. It is a current asset on the balance sheet that is a subcategory of accounts receivable. Often some portion of payment is held at the completion of a contract for some period of time almost like a warranty. The amount of retainage on a project is determined upfront when the terms of the contract are negotiated and is typically 5% to 10% of the overall revenue on the project.

________________________________________________________________________________
NYSE: IES                           (C)2003 Integrated Electrical Services, Inc.

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.